UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PERFICIENT, INC.
(Name of Registrant as Specified in Its Charter)

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PERFICIENT, INC.

Notice of Annual Meeting of Stockholders
To Be Held June 14, 2017

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of the Stockholders of Perficient, Inc. (“Perficient” or the “Company”) will be held at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, on June 14, 2017 at 9:00 a.m. local time, for the following purposes:

1. To elect five directors to hold office for a term of one year or until their successors have been duly elected and qualified;

2. To approve, on an advisory basis, a resolution relating to the 2016 compensation of the named executive officers as disclosed in the accompanying Proxy Statement;

3. To approve, on an advisory basis, the frequency of the advisory vote on the compensation of the named executive officers as disclosed in the accompanying Proxy Statement;

4. To approve an amendment to the Company’s Certificate of Incorporation to increase the authorized capital stock of the Company;

5. To approve the Second Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan;

6. To approve the Perficient, Inc. Plan for Tax Deductible Executive Incentive Compensation;

7. To ratify KPMG LLP as the Company’s independent registered public accounting firm for the 2017 fiscal year; and

8. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Perficient has fixed the close of business on April 24, 2017 as the record date for the determination of Company stockholders entitled to notice of, and to vote at, the 2017 Annual Meeting. Only holders of record of Perficient common stock at the close of business on that date will be entitled to notice of, and to vote at, the 2017 Annual Meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the 2017 Annual Meeting will be available for inspection at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, during ordinary business hours for the ten-day period prior to the 2017 Annual Meeting.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made at the 2017 Annual Meeting.

Whether or not you plan to attend the 2017 Annual Meeting, you are asked to complete, sign, and date a proxy and return it promptly by mail or, alternatively, to vote your proxy by telephone or the Internet according to the instructions on your proxy card. You may revoke your proxy at any time prior to the 2017 Annual Meeting. If you decide to attend the 2017 Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the 2017 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 14, 2017.

The Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com and at www.perficient.com under the heading “Investor Relations” and then “SEC Filings.”

By Order of the Board of Directors

/s/ Paul E. Martin
Paul E. Martin
Secretary

April 28, 2017

PERFICIENT, INC.

Proxy Statement for Annual Meeting of Stockholders

This Proxy Statement is furnished by the Board of Directors (the “Board”) of Perficient, Inc., a Delaware corporation (“Perficient” or the “Company”), in connection with the solicitation of proxies to be used at the 2017 Annual Meeting of Stockholders (the “Meeting”) to be held on June 14, 2017 at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, at 9:00 a.m. local time, and at any adjournment or postponement thereof. The principal executive offices of Perficient are located at 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141.

This Proxy Statement and the accompanying Notice and Proxy, or the Notice Regarding Internet Availability of Proxy Materials (the “E-Proxy Notice”), as applicable, are being mailed to stockholders on or about April 28, 2017. The E-Proxy Notice contains instructions on how to access an electronic copy of our proxy materials, including this Proxy Statement and the Company’s 2016 Annual Report. The E-Proxy Notice also contains instructions on how to request a paper copy of the Company’s 2016 Annual Report, this Proxy Statement and a proxy card.

The Company has also retained Morrow Sodali, LLC, 470 West Ave, Stamford, CT 06902, to assist in the solicitation of proxies for the Meeting for a fee of approximately $6,000, plus reimbursement of certain out of pocket expenses.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and the E-Proxy Notice. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Only holders of record of Perficient common stock, $0.001 par value per share (“Common Stock”), at the close of business on the record date, April 24, 2017 (the “Record Date”), will be entitled to vote at the Meeting, and any adjournment thereof. On the Record Date, there were 35,271,759 shares of Common Stock outstanding and entitled to vote. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon. Votes cast, either in person or by proxy, will be tabulated by Broadridge, the Company’s proxy facilitator.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Company’s outstanding shares of stock entitled to vote at the Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Effect of Broker Non-Votes and Abstentions

A broker “non-vote” occurs on an item when shares held by a bank, broker, or other nominee are present or represented at the Meeting but such nominee is not permitted to vote on that item because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner of the shares. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and, except with respect to Proposal 4, as described below, will have no effect on the outcome of the vote on any such matter.  Accordingly, we encourage you to direct your nominee to vote your shares by following the instructions provided on the voting instruction card that you receive from your broker.

In tabulating the voting results for the proposals, other than Proposal 4 and Proposal 5, being voted on at the Meeting, shares that constitute abstentions are not, pursuant to our bylaws, considered votes cast on the proposal.  Accordingly, abstentions will not affect the outcome of such proposals.

The approval of an amendment to the Company’s Certificate of Incorporation, to increase the authorized capital stock of the Company, as provided in Proposal 4, requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding. Accordingly, broker non-votes and abstentions have the same effect as a vote “against” the matter. For purposes of the approval of the Second Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan, as provided in Proposal 5, under applicable rules of The Nasdaq Global Select Market (“Nasdaq”), an abstention is treated as vote cast and will have the same effect as a vote “against” the matter.

E-Proxy Notice

The Company has elected to use the U.S. Securities and Exchange Commission (the “SEC”) rule that allows companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to many of its stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the E-Proxy Notice will have the ability to access the proxy materials over the Internet at the website www.proxyvote.com and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis. Employing this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

A stockholder may request a paper copy of the proxy materials at no cost by selecting from one of the options below:

•	By Internet: www.proxyvote.com
•	By telephone: 1-800-579-1639
•	By sending an e-mail to: sendmaterial@proxyvote.com

Stockholders will need the information on the E-Proxy Notice that is printed in the box marked by the arrow.

 Voting Procedures

Holders of record of the Common Stock may vote using one of the following methods:

In Person: Stockholders of record may attend the Meeting and vote in person.

By Mail: If you requested or received a hard copy of this Proxy Statement, stockholders of record may vote by completing, signing, dating, and returning the proxy card in the accompanying self-addressed envelope, which does not require postage if mailed in the United States.

By Internet: Stockholders of record may vote by the Internet by following the instructions included on the E-Proxy Notice that you received in the mail or, if you requested or received a hard copy of this Proxy Statement, on the enclosed proxy card. Stockholders electing to vote by the Internet may incur Internet access charges.

By Telephone: Stockholders of record may vote by telephone by following the instructions included on the proxy card if you requested or received a hard copy of this Proxy Statement. Stockholders electing to vote by telephone may incur telephone access charges.

Proxies submitted by telephone or the Internet are treated in the same manner as if the stockholder had signed, dated, and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the Internet should not return their proxy cards by mail.

If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the person designated therein in accordance with the recommendations of the Board as indicated in this Proxy Statement. If any of the nominees for director are unable to serve or for good cause will not serve, an event that is not anticipated by Perficient, either (i) the shares represented by the accompanying proxy will be voted for a substitute nominee or substitute nominees designated by the Board; or (ii) the Board may determine to reduce the size of the Board. A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of Perficient, duly executing and delivering to the Secretary of Perficient a proxy bearing a later date (by mail, telephone or internet), or voting in person at the Meeting. Attendance alone at the Meeting will not revoke a proxy. If you plan to attend the Meeting in person, please bring proper identification and proof of ownership of your shares.

Please note that you MAY NOT USE your E-Proxy Notice to vote your shares; it is NOT a form for voting. If you send the E-Proxy Notice back, your vote will not count.

Householding

In some instances, only one copy of the proxy materials, including the E-Proxy Notice, is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies.  We will deliver promptly upon oral or written request a separate copy of the proxy materials to any stockholder at your address.  If you wish to receive a separate copy of proxy materials, requests should be directed to Mr. Paul E. Martin, Perficient, Inc., 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141, telephone number (314) 529-3600.  If you have received only one copy of the proxy materials and wish to receive a separate copy for each stockholder in the future, you may call us at the telephone number listed above or write us at the address listed above.  Alternatively, stockholders sharing an address who now receive multiple copies of the proxy materials may request delivery of a single copy, also by calling us at the number listed above, or writing to us at the address listed above.

Solicitation of Proxies

Perficient will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of the E-Proxy Notice, this Proxy Statement, the proxy card, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Perficient may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The directors, officers, employees, or agents of Perficient may solicit proxies by mail, telephone, telegram, or other means. No additional compensation will be paid to these individuals for any such service.

PROPOSAL 1. ELECTION OF DIRECTORS.

At the Meeting, five directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders.  The nominees for election (the “Nominee Directors”) are:

Jeffrey S. Davis;
Ralph C. Derrickson;
James R. Kackley;
David S. Lundeen; and
Brian L. Matthews.

Each Nominee Director is currently serving as a director of Perficient and has consented to being named in this Proxy Statement and to serve as a director if elected.  Each director will be elected to serve until a successor is elected and qualified or until the director’s earlier resignation or removal. John S. Hamlin, a current director, will not stand for re-election to the Board. The Board has determined to reduce the size of the Board to five directors, effective at the Annual Meeting.

If any of the Nominee Directors listed above becomes unable to serve or for good cause will not serve, an event that is not anticipated by the Company, either (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board; or (ii) the Board may reduce the size of the Board. At this time, the Board knows of no reason why any of the persons listed above may not be able to serve as directors if elected.

Directors and Executive Officers

The name and age of each of the Nominee Directors and executive officers of Perficient and their respective positions with Perficient are listed in the table below. Additional biographical information concerning each of the Nominee Directors and executive officers, including the period during which each such individual has served Perficient, follows the table.

Name	Age	Position
Jeffrey S. Davis	52	President, Chief Executive Officer and Chairman
Kathryn J. Henely	53	Chief Operating Officer
Paul E. Martin	56	Chief Financial Officer, Treasurer and Secretary
Ralph C. Derrickson	58	Director
James R. Kackley	74	Lead Director
David S. Lundeen	55	Director
Brian L. Matthews	59	Director

Jeffrey S. Davis became Chairman of the Board in February 2017.  He is also Chief Executive Officer (“CEO”) and President. He has served as CEO and a Board member since September 2009 and as President since 2004. Prior to that, he served as the Chief Operating Officer of the Company following its acquisition of Vertecon in April 2002. He served the same role of Chief Operating Officer at Vertecon from October 1999 to its acquisition by the Company. Before Vertecon, Mr. Davis was a Senior Manager and member of the leadership team in Arthur Andersen’s Business Consulting Practice, where he was responsible for defining and managing internal processes, while managing business development and delivery of all products, services, and solutions to a number of large accounts. Mr. Davis also served in a leadership position at Ernst & Young LLP in the Management Consulting practice and in industry at Boeing, Inc. and Mallinckrodt, Inc. Mr. Davis is an active volunteer member of the board of directors of the Cystic Fibrosis Foundation of St. Louis and a member of the University of Missouri Trulaske College of Business advisory board. Mr. Davis has a M.B.A. from Washington University and a B.S. degree in Electrical Engineering from the University of Missouri.

Kathryn J. Henely was appointed as the Company’s Chief Operating Officer (“COO”) in November 2009.  Ms. Henely joined the Company as a Director in the St. Louis office following its acquisition of Vertecon in April 2002.  Ms. Henely was the General Manager of the St. Louis office and the Vice President for the Company’s largest business group, which included several local and national business units along with the Company’s offshore development center in China. Prior to her appointment to COO, she actively participated in the due diligence and integration of several acquisitions within her business group.  Additionally, she led the establishment of the Company Wide Practices and Corporate Recruiting organizations.  Ms. Henely received her M.S. in Computer Science from the University of Missouri-Rolla and her B.S. in Computer Science from the University of Iowa.

Paul E. Martin joined the Company in August 2006 as Chief Financial Officer (“CFO”), Treasurer and Secretary. From August 2004 until February 2006, Mr. Martin was the Interim co-Chief Financial Officer and Interim Chief Financial Officer of Charter Communications, Inc. (“Charter”), a publicly traded multi-billion dollar revenue domestic cable television multi-system operator. From April 2002 through April 2006, Mr. Martin was the Senior Vice President, Principal Accounting Officer and Corporate Controller of Charter, and was Charter’s Vice President and Corporate Controller from March 2000 to April 2002. Prior to Charter, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products with multi-billion dollar revenue. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc., a publicly traded multi-million dollar revenue sporting goods manufacturer and distributor. Mr. Martin received a B.S. degree with honors in accounting from the University of Missouri – St. Louis.  Mr. Martin is also a board member of the St. Louis chapter of Autism Speaks.

Ralph C. Derrickson became a member of the Board in July 2004. Mr. Derrickson has more than 28 years of technology management experience in a wide range of settings including start-up, interim management, and restructuring situations. Currently, Mr. Derrickson is President & CEO of Carena, Inc., a virtual medicine services company. Prior to joining Carena, Mr. Derrickson was the managing director of venture investments at Vulcan Inc., an investment management firm headquartered in Seattle, Washington, from October 2001 to July 2004. Mr. Derrickson is a founding partner of Watershed Capital, an early-stage venture capital firm, and is the managing member of RCollins Group, LLC, a management advisory firm. From September 2009 to July 2012 he served as a board member of Array Health Solutions. He also previously served as a board member of Metricom, Inc., a publicly traded company, from April 1997 to November 2001, and as Interim CEO of Metricom from February 2001 to August 2001. From June 1993 to June 1997, he served as vice president of product development at Starwave Corporation, one of the pioneers of the Internet. Earlier, Mr. Derrickson held senior management positions at Metricom, Inc., Starwave Corporation, and NeXT Computer, Inc. He has served on the boards of numerous start-up technology companies. Mr. Derrickson is a lecturer at the Michael G. Foster School of Business at the University of Washington, and serves on the Executive Advisory Board of the Burek Center for Entrepreneurship and Innovation at the University of Washington. Mr. Derrickson also serves on the Board of Trustees of Hyla Middle School on Bainbridge Island, Washington. He is a member of the board of Life Science Washington (formerly the Washington Biotechnology & Biomedical Association (WBBA)) in Seattle, Washington. Mr. Derrickson holds a bachelor’s degree in systems software from the Rochester Institute of Technology.

James R. Kackley became a member of the Board in December 2010 and served as non-executive Chairman from November 2011 to February 2017 when he was appointed Lead Director. He currently serves on the Board of Orion Energy Systems, Inc., a leading innovator in power technology, having served as President and Chief Operating Officer in 2009 and 2010. He became a director in 2005 and served as non-executive Chairman of the Board from 2010 to 2016. Prior to 2000 he served as Managing Partner—Chief Financial Officer of Andersen Worldwide SC. Mr. Kackley spent more than three decades at Arthur Andersen LLP and Andersen Worldwide. He served as a partner in both the U.S. and Worldwide firms from 1974. He served as an adjunct Professor at the Kellstadt School of Management at DePaul University from 1999 to 2002. He was a director of Herman Miller, Inc. from 2003 to 2014, a director of PepsiAmericas Inc. from December 2004 to February 2010, and a director of Ryerson Inc. from February to October 2007. Mr. Kackley has been involved in a number of civic and charitable organizations. He currently serves as a Life Trustee of Northwestern University and as a Life Trustee at the Museum of Science and Industry (Chicago). Mr. Kackley received his undergraduate degree from Northwestern University.

David S. Lundeen became a member of the Board in 1998.  Mr. Lundeen was a founding angel investor and currently serves as the Chairman of the Audit Committee.  Mr. Lundeen was a founding angel investor, board member and venture investor of Parago, Inc. (“Parago”), a leading corporate incentives and rebate company, from 1999 until 2014.  Parago grew from zero revenue in 1999 to over $120 million in revenue in 2014. He served on Parago’s board until its sale to Blackhawk Network Holdings, Inc. in November 2014 for $290 million.  Beginning in 1999, Mr. Lundeen was an angel investor, venture investor and board member of Tipping Point, Inc., a network security company, until its sale to 3Com Corporation in January 2005 for $442 million. From 1999 through 2002, he was a co-founder and a partner of Watershed Capital, a venture capital firm, based in Mountain View, California.  From early 1995 through 1997, Mr. Lundeen was CFO and COO of BSG Corporation, in Austin, Texas.  Mr. Lundeen orchestrated a growth turnaround, taking BSG from an unprofitable $35 million business to a profitable $65 million business.  BSG was sold to Per Se Technology for $350 million in 1996.  From 1990 until 1995, he was employed by Blockbuster Entertainment Corporation in Ft. Lauderdale, Florida, first as head of Mergers and Acquisitions and Corporate Finance and later as President of Blockbuster’s Technology Division during the last two years of his tenure.  Blockbuster was sold to Viacom in September 1994 for $7.6 billion.  Prior to Blockbuster, Mr. Lundeen was an investment banker with Drexel Burnham Lambert in New York City.  He worked for Booz, Allen & Hamilton in Chicago from mid-1985 through 1987.  Prior to Booz, Allen & Hamilton, he spent one year at Anderson Consulting (now Accenture Plc) in Chicago.  Mr. Lundeen received a B.S. in Engineering from the University of Michigan in 1984 and a M.B.A. from the University of Chicago in 1988.

Brian L. Matthews became a member of the Board in April 2017.  Mr. Matthews has more than 24 years of experience in investing in, and managing, software technology companies. Currently Mr. Matthews is a Co-Founder and General Partner of Cultivation Capital, a venture capital company. In addition, he is a Co-Founder and General Partner of the SixThirty FinTech Accelerator as well as a co-founder of River City Internet Group. River City Internet Group is an Internet holding company that focuses on software, Internet access, and hosting products. Prior to starting Cultivation Capital, Mr. Matthews, a serial technology entrepreneur, co-founded and assisted in the sale of the following technology companies: Primary Network to Mpower Communications (MPWR) in 2000, Primary Webworks to Perficient in 2001, CDM Fantasy Sports to Fun Technologies, a Liberty Media Company (LCAPA) in 2006, and IntraISP to Clearwire Communications (CLWR) in 2007. Mr. Matthews began his career at McDonnell Douglas from 1981 through 1993.  Mr. Matthews also has roles as a member of the University of Missouri - St. Louis Chancellors Council, a board member of Givable.org, and as a board member of T-REX, a technology co-working space. Mr. Matthews holds a BS degree in Mechanical Engineering from the Missouri University of Science & Technology.

There are no family relationships between any of the Company’s directors and executive officers.

COMPOSITION AND MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

The size of the Board is currently set at six directors.  Mr. Hamlin will not stand for re-election to the Board. The Board has determined to reduce the size of the Board to five directors, effective at the Annual Meeting.

The Board has affirmatively determined that a majority of the directors qualify as independent directors as defined by SEC regulations and Nasdaq listing standards. The independent directors are Ralph C. Derrickson, John S. Hamlin, James R. Kackley, David S. Lundeen and Brian L. Matthews.

During 2016, the Board held eight meetings and acted by unanimous written consent two times. Each of the directors that served on the Board during 2016 attended at least 75% of the meetings of the Board and the meetings of the committees on which such director served. Mr. Matthews became a member of the Board in April 2017. Each director is encouraged to attend the Annual Meeting.  Two of the directors attended the 2016 Annual Meeting of Stockholders by telephone, and Mr. Davis attended the meeting in person.

Committees of the Board of Directors

The Board has created a Compensation Committee, an Audit Committee, and a Nominating & Governance Committee. Each member of these committees is independent as defined by SEC regulations and Nasdaq listing standards.

Compensation Committee

The Compensation Committee establishes salaries, incentives, and other forms of compensation for Perficient’s directors, executive officers, and key employees, and administers its equity incentive plans and other incentive and benefit plans. During 2016, this committee held two meetings and acted by unanimous written consent two times.  James R. Kackley, Ralph C. Derrickson, and David S. Lundeen serve on the Compensation Committee.  Mr. Kackley serves as Chairman of the Compensation Committee. The Board has determined that each of Messrs. Kackley, Derrickson, and Lundeen qualifies as an independent director as defined by Nasdaq listing standards.  Additional information regarding the Compensation Committee is included in the section entitled “Compensation Discussion and Analysis” beginning on page 9.  A copy of the current Compensation Committee Charter is available on the Company’s website, www.perficient.com.

Audit Committee

The Audit Committee has the sole authority to appoint, retain, and terminate the Company’s independent accountants and is directly responsible for the compensation, oversight, and evaluation of the work of the independent accountants. The independent accountants report directly to the Audit Committee. The Audit Committee also has the sole authority to approve all audit engagement fees and terms and all non-audit engagements with the Company’s independent accountants. The Audit Committee must pre-approve all audit and permitted non-audit services to be performed for the Company by the independent accountants, subject to certain exceptions provided by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A copy of the current Audit Committee Charter is available on the Company’s website, www.perficient.com.

This committee held four meetings during 2016. David S. Lundeen, Ralph C. Derrickson, and James R. Kackley serve on the Audit Committee. Mr. Lundeen serves as Chairman of the Audit Committee. The Board has determined that each of Messrs. Lundeen, Derrickson, and Kackley qualifies as an independent director as defined by Nasdaq listing standards and Rule 10A-3 of the Exchange Act, and further determined that each member has sufficient knowledge and experience in financial matters to perform his duties on the committee.  In addition, the Board determined that Mr. Kackley is qualified as the “audit committee financial expert” within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of Nasdaq listing standards.

Nominating & Governance Committee

The Nominating & Governance Committee is responsible for establishing the criteria for selecting directors, recommending to the Board individuals for election or re-election, overseeing orientation and continuing education programs, advising the Board on corporate governance practices, recommending chairpersons of each of the Board committees, and reporting annually on the performance of the Board.  A copy of the current Nominating & Governance Committee Charter is available on the Company’s website, www.perficient.com.

Based on the recommendation of the Nominating & Governance Committee, the Board has adopted a set of Corporate Governance Guidelines. These Corporate Governance Guidelines, which are subject to annual review by the Nominating & Governance Committee, provide a framework within which the Board and executive officers fulfill their respective responsibilities and reflect the Board’s commitment to monitor the effectiveness of decision-making both at the Board and senior executive management level. The Corporate Governance Guidelines were amended in February 2017 to provide for a Lead Director role on the Board, of which Mr. Kackley was appointed to hold. A copy of the current Corporate Governance Guidelines is available on the Company’s website, www.perficient.com.

This committee held one meeting during 2016.  In 2016, John S. Hamlin and James R. Kackley served on the Nominating & Governance Committee. Mr. Hamlin serves as Chairman of the Nominating & Governance Committee. Since Mr. Hamlin will not stand for re-election to the Board, Mr. Derrickson was appointed to the committee in February 2017 and replaced Mr. Hamlin as chairman. Mr. Hamlin will serve on the committee until the Meeting. For 2016, the Board affirmatively determined that each of Messrs. Derrickson, Hamlin and Kackley qualifies as an independent director as defined by Nasdaq listing standards.

Director Qualifications

When considering whether directors and nominees have the experience, qualifications, attributes, diversity, and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Nominating & Governance Committee and the Board focused primarily on the information discussed in each of the directors’ individual biographies set forth on pages 3-5.  In particular:

•
With regard to Mr. Davis, the Board considered his extensive knowledge and understanding of the Company and its operations, as well as his more than 20 years of experience in technology management and consulting.

•	With regard to Mr. Derrickson, the Board considered his strong business and entrepreneurial background, especially his extensive technology management experience in diverse settings.
•	With regard to Mr. Kackley, the Board considered his financial acumen, his strong background in business, and extensive board experience at both private and public companies.
•	With regard to Mr. Lundeen, the Board considered his financial acumen, his strong background in business, finance and investment banking, and his vast and diverse board experience.
•	With regard to Mr. Matthews, the Board considered his strong business and entrepreneurial background, especially his extensive experience with investing in, and managing, technology firms.

Identification of Director Candidates

The Nominating & Governance Committee is responsible for evaluating potential or suggested director nominees and identifying individuals qualified to become members of the Board. This committee will also evaluate persons suggested by stockholders and conduct the appropriate inquiries into the backgrounds and qualifications of all possible nominees. The Nominating & Governance Committee has established criteria for selecting new director nominees, which includes knowledge of business, industry and economic environment, educational background, professional experience, and availability to serve as a director of the Company.  Under the Corporate Governance Guidelines, a person may not stand for election after age 79.  When identifying nominees to serve as director, the Nominating & Governance Committee will consider candidates with diverse business and professional experience, skills, gender, and ethnic background, as appropriate, in light of the current composition and needs of the Board.  The Nominating & Governance Committee will assess the effectiveness of this policy annually in connection with the nomination of directors for election at the annual meeting of stockholders.  Each nominee should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to the Company. Please see the section entitled “Stockholder Proposals for Next Annual Meeting” on page 37 for additional information regarding certain notice and other requirements applicable to director nominations made by stockholders.

Board Leadership and Risk Oversight

The Board regularly considers the appropriate leadership structure for the Company and whether the same individual should serve as the Company’s CEO and Chairman of the Board or whether different individuals should serve in these positions. The Board believes that it is important to retain the flexibility to make this determination from time to time to reflect the structure that the Board believes will provide the best leadership to the Company and to best serve the interests of the Company’s stockholders.

In February 2017, the Board determined to combine the positions and Mr. Davis was appointed to replace Mr. Kackley as Chairman of the Board. The Company elected to combine the CEO and Chairman positions because it determined it was in the best interests of the Company and its stockholders and to ensure the strategic direction of the Company was executed properly. In connection with Mr. Davis’s appointment, Mr. Kackley was elected by the independent directors to serve as the Lead Director. While the Board has determined to combine these roles currently, it may elect in the future to separate them.

The Board has responsibility for the oversight of risk management.  The Board, either as a whole or through its committees, regularly discusses with management the Company’s major risk exposures, their potential impact on the Company, and the steps necessary to manage them.  While the Board is ultimately responsible for risk oversight at the Company, the committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk.  In particular, the Audit Committee meets periodically with management in order to review the Company’s significant financial risk exposures and the steps management has taken to monitor and control such exposures. The Nominating & Governance Committee focuses on the management of risks associated with board organization, membership and structure, succession planning for the directors and executive officers, and corporate governance.  Finally, the Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from compensation policies and programs.

Communications with the Board

Communications by stockholders or by other parties may be sent to the Board by U.S. mail or overnight delivery and should be addressed to the Board of Directors c/o Secretary, Perficient, Inc., 555 Maryville University Dr., Suite 600, Saint Louis, Missouri, 63141. Communications directed to the Board, or one or more directors, will be reviewed by the Secretary and forwarded to the Board as appropriate.  Communications may be made anonymously.

COMPENSATION OF DIRECTORS

The Company uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board. When recommending changes to director compensation, the Company considers the significant amount of time they expend in fulfilling their duties to the Company, as well as the skill level required of members of the Board.  A director who is also an employee of the Company, such as Mr. Davis, the Company’s CEO, is not entitled to any additional compensation for service on the Board, including as its Chairman.

For 2016, the Board compensation plan provided the following for non-employee directors:

•
Each new non-employee director, in connection with his or her election or appointment to the Board, will be granted restricted stock with a value of $100,000, based on the closing market price of the Common Stock on the date of election or appointment to the Board vesting ratably on the last day of each calendar quarter over the immediately succeeding three years;

•
Subject to continuing Compensation Committee approval, on the first business day in November of each year, each then-serving non-employee director (except the Chairman of the Board) will be granted an annual award of restricted stock with a value of $25,000, based on the highest closing stock price of the Common Stock during the period from the date of the applicable Compensation Committee meeting and the first business day following the Company’s earnings release for the third quarter, vesting ratably on the last day of each calendar quarter over the immediately succeeding one year;

•
Subject to continuing Compensation Committee approval, on the first business day in November of each year, the then-serving Chairman of the Board will be granted an annual award of restricted stock with a value of $40,000, based on the highest closing stock price of the Common Stock during the period from the date of the applicable Compensation Committee meeting and the first business day following the Company’s earnings release for the third quarter, vesting ratably on the last day of each calendar quarter over the immediately succeeding one year;

•
For each open-market purchase of Common Stock by non-employee directors, the Company will match the purchase with the grant of an equal number of shares, not to exceed $20,000 in value, vesting ratably over a three-year period;

•	Each non-employee director will be entitled to receive an annual cash fee of $30,000 paid in quarterly installments;
•	Each non-employee director will receive $2,500 for each regularly scheduled quarterly meeting of the Board attended in person or $1,250 if attended telephonically;
•	Each non-employee director will receive $1,000 for each special meeting of the Board if attended in person or $500 if attended telephonically;
•	The non-employee director serving as Chairman of the Board will receive an additional fee payable at the rate of $3,750 per quarter;
•	The non-employee director serving as Chairman of the Audit Committee will receive an additional fee payable at the rate of $3,750 per quarter; and
•	The non-employee director serving as Chairman of the Compensation Committee will receive an additional fee payable at the rate of $2,500 per quarter.

Based in part on an analysis of the Company’s director compensation relative to the Company’s peer group, which was performed by the Compensation Committee’s independent compensation consultant (see “Compensation Discussion and Analysis — Compensation Consultant” for additional information regarding the independent compensation consultant) and the decision to appoint Mr. Davis as Chairman, the Compensation Committee determined to continue the above director compensation in 2017, except for the increases noted below:

•	The value of the match on each open-market purchase of Common Stock by non-employee directors was increased to a $25,000 maximum match value, effective November 2016;
•	The annual cash fee payable to each non-employee director was increased to $35,000;
•	The annual cash fee payable to the director serving as the Lead Director was increased to $4,000 per quarter;
•	The annual cash fee payable to the director serving as Chairman of the Audit Committee was increased to $4,000 per quarter;
•	The annual cash fee payable to the director serving as Chairman of the Compensation Committee was increased to $2,750 per quarter; and
•
Restricted stock awards, including matches of open-market purchases by non-employee directors, are subject to a two-year vesting schedule, instead of the previous three-year vesting schedule, and will fully accelerate upon a change-in-control of the Company.

 Mr. Davis, as Chairman of the Board, does not receive any additional compensation for his service on the Board. His compensation as an employee of the Company is shown in the “Summary Compensation Table” on page 15. The following table provides information relating to total compensation amounts paid to non-employee members of the Board in 2016:

2016 DIRECTOR COMPENSATION
Name (1)	Fees Paid in Cash ($)	Stock Awards ($) (2)(3)	Total ($)
Ralph C. Derrickson (4)	$37,750	$25,000	$62,750

John S. Hamlin (5)	36,500	25,000	61,500

James R. Kackley (6)	61,500	40,000	101,500

David S. Lundeen (7)	51,500	25,000	76,500

(1)
Mr. Matthews became a member of the Board in April 2017. Accordingly, he did not receive any director compensation in 2016. In connection with his appointment, the Company granted him an award of restricted stock with a value of $100,000, based on the closing market price of the Common Stock on April 7, 2017, the date of his appointment to the Board. The award vests ratably on the last day of each calendar quarter over the immediately succeeding two years, and will fully accelerate upon a change-in-control of the Company.

(2)
To calculate the number of shares to be issued in the November 2016 restricted stock awards, the Company used the highest closing stock price during the period from the date of the applicable Compensation Committee meeting and the first business day following the Company’s earnings release for the third quarter of 2016. Accordingly, Messrs. Derrickson, Hamlin, and Lundeen received a restricted stock award of 1,364 shares on November 4, 2016. Mr. Kackley, as Chairman of the Board, received a restricted stock award of 2,183 shares on November 4, 2016. The grant date fair value is based on the per share closing market price of the Common Stock on November 1, 2016 of $18.33.

(3)
Amounts listed represent the aggregate grant date fair value, with respect to restricted stock awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”).  In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the 2016 amounts were disclosed in Notes 2 and 8 to the Company’s consolidated financial statements for 2016, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2017.

(4)
As of December 31, 2016, Mr. Derrickson had 2,452 shares of unvested restricted stock outstanding with a market value of $42,885, based on the closing market price of the Common Stock of $17.49 on December 30, 2016.

(5)
As of December 31, 2016, Mr. Hamlin had 2,394 shares of unvested restricted stock outstanding with a market value of $41,871, based on the closing market price of the Common Stock of $17.49 on December 30, 2016. Due to Mr. Hamlin’s retirement and decision not to stand for re-election at the Meeting, any shares of restricted stock unvested at the time of the Annual Meeting will be forfeited.

(6)
As of December 31, 2016, Mr. Kackley had 3,402 shares of unvested restricted stock outstanding with a market value of $59,501, based on the closing market price of the Common Stock of $17.49 on December 30, 2016.

(7)
As of December 31, 2016, Mr. Lundeen had 1,023 shares of unvested restricted stock outstanding with a market value of $17,892, based on the closing market price of the Common Stock of $17.49 on December 30, 2016.

Vote Required and Board of Directors’ Recommendation

Each outstanding share of Common Stock is entitled to one vote on each of the five director positions to be filled at the meeting.  The affirmative vote of the holders of a majority of the votes cast, excluding abstentions, at the Meeting is required for the election of each director.  Stockholders do not have cumulative voting rights in the election of directors, meaning they cannot aggregate their votes on all seats to be filled and vote them on a lesser number of nominees or a single nominee.

The Board recommends a vote “FOR” the election of each of the Nominee Directors.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis
Overview

The Compensation Committee of the Board is responsible for reviewing, evaluating and approving the agreements, plans, policies, and programs of the Company to compensate its officers and directors. The Compensation Committee consists of Messrs. Kackley, Derrickson and Lundeen.

The Compensation Committee makes all decisions related to the compensation package of the CEO. To determine the compensation of the CEO, the Compensation Committee reviews the individual performance of the CEO in the context of the Company’s performance as well as the analysis of its independent compensation consultant, Lockton Companies LLC (“Lockton”).  For the compensation packages of the named executive officers, other than himself, the CEO annually reviews their performance, including individual contribution and demonstrated leadership, and external market references and presents individual compensation recommendations to the Compensation Committee. The Compensation Committee reviews the recommendations of the CEO as well as the analysis of Lockton. The Compensation Committee has the authority to accept, modify, or disregard the CEO’s compensation recommendations. These compensation packages are the result of the evaluation and judgment of the Compensation Committee, rather than a precise formula. The Compensation Committee does not specifically focus in any material way on any of the individual compensation elements discussed below but considers the compensation elements as a whole.

At the 2016 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 97% of votes cast.  The Compensation Committee considered these results in determining the Company’s compensation plans and programs for 2016.

Executive Compensation Objectives and Elements of Compensation

During 2016, certain types of compensation were provided to the named executive officers of the Company set forth in the “Summary Compensation Table” at page 15, who are:

•	Jeffrey S. Davis, CEO and President;
•	Kathryn J. Henely, COO; and
•	Paul E. Martin, CFO.

The objectives of the Company’s compensation programs are to:

•	Recruit and retain top executive officers with the experience and skills to aid and to support the Company’s growth;
•	Recognize job responsibility and offer competitive and compelling compensation programs that provide executives with an incentive to continue to expand their contributions to the Company;
•	Reward individuals for their continued contribution to the success of the Company, including the Company’s execution against its business plan and creation of stockholder value; and
•	Allow employees to acquire a proprietary interest in the Company as an incentive to remain employed with the Company.

The Company’s compensation programs are designed to attract, retain, and reward executives who are responsible for achieving the business objectives necessary to assure both revenue and profit growth while providing clients of the Company with the highest quality solutions and services. A significant portion of compensation paid to executives is directly related to delivering revenue and profit growth and other factors that influence stockholder value, thereby aligning executive interests closely with stockholder interests. This leads the Company to focus more on variable compensation than on base salary. The Company’s variable compensation programs for executives are structured to pay for high performance and are typically dependent on the Company’s financial results. It is the Company’s view that including an incentive-based compensation element keeps management motivated and retains top executives to ensure the Company’s long-term success. Each named executive officer is rewarded with the following types of cash and non-cash compensation:

•	Base salary;
•	Performance-based annual cash bonus award;
•	Long-term equity incentive compensation; and
•	Company-sponsored employee benefits, such as life insurance benefits and a tax-qualified savings plan (401(k) plan).

In accordance with their respective employment agreements, Messrs. Davis and Martin may also be entitled to severance and the potential acceleration of vesting of long-term equity awards upon a termination of employment for certain specified reasons or a change in control. Ms. Henely is not entitled to any such payments or accelerated vesting of her long-term equity awards.

There is no predetermined policy for allocating compensation between these elements and each type of compensation is designed to achieve a specific purpose in line with the objectives of the Company’s compensation philosophy.

Compensation Consultant

The Compensation Committee has the discretion to directly engage the services of a compensation consultant or other advisors. The Compensation Committee has engaged Lockton, an independent compensation consulting firm, to serve as the Compensation Committee’s compensation consultant. Lockton’s executive compensation consultant does not own any shares of the Company’s stock. There are no personal or business relationships between the Lockton consultants and any executive of the Company. In addition, there are no personal relationships between the Lockton consultants and any member of the Compensation Committee. Lockton maintains a detailed conflict of interest policy in order to ensure that the Compensation Committee receives conflict-free advice. Lockton did not provide additional services to the Company in excess of $120,000 during 2016. The project-based consulting fee received by Lockton in connection with its services to the Compensation Committee is less than 1% of Lockton’s annual revenue.

Peer Group

In 2016, Lockton conducted a comprehensive assessment to determine if the Company’s named executive officer compensation is comparable to the Company’s peers and a market median. The market median was comprised of a combination of market compensation data from peer company proxy statements as well as published industry sources utilizing companies that operate in the computer programming services industry with revenue of less than $500 million (the “external market”).  The following companies were included in the peer group: Aspen Technology, Inc., Blackbaud, Inc., Ciber, Inc., Commvault Systems, Inc., Computer Task Group, Incorporated, EVERTEC, Inc., ExlService Holdings, Interactive Intelligence Group, Inc., Lionbridge Technologies, Inc., MedAssets, Inc., MicroStrategy Incorporated, NetScout Systems, Inc., NetSuite Inc., Qlik Technologies Inc, SS&C Technologies Holdings, Inc. and Virtusa Corporation.  The report prepared by Lockton analyzed the proposed compensation to be paid to the Company’s named executive officers for 2016.  While the data and input provided by Lockton is a factor in its analysis of various compensation elements, the Compensation Committee makes the final determination on all compensation decisions.

Base Salary

The named executive officers are offered a competitive salary in order to retain their services and to also reward their performance with the Company. For the CEO and CFO, salary is set as part of a written agreement that has been approved by the Compensation Committee, but may be increased from time to time with the approval of the Board. Several factors are considered by the Compensation Committee when determining and approving an employment agreement or arrangement for a named executive officer. These factors include the named executive officer’s performance relative to the Company’s goals and objectives, such as the Company’s financial performance and relative stockholder return. For newly hired executives, the individual’s relevant experience in the industry is considered.  The base salary of other executive officers of the Company is recommended by the CEO after his review of the aforementioned factors with final approval given by the Compensation Committee.

The Compensation Committee determined that the base salary of the named executive officers was below the desired 50th percentile of the external market and approved increases during February 2016 to bring their salaries closer to the recommended targeted position according to the analysis performed by Lockton. The increase was deemed appropriate due to the importance of the roles of the named executive officers and the Company’s compensation strategy. See the “Summary Compensation Table” at page 15 for a detailed discussion of the named executive officers’ base salaries for years 2014, 2015, and 2016.

Performance-Based Executive Bonus Plan

The named executive officers are eligible for cash bonuses under the Executive Bonus Plan, which is tied to the Company’s operating performance. The determination of bonus payments is based on various targets and factors. Annual incentive targets are an integral component of compensation that link and reinforce executive decision making and performance with the annual objectives of the Company. The Compensation Committee has the discretion to determine the appropriate performance criteria, which is objective and established in writing during the first quarter of each year. Typically, these targets include an Adjusted Generally Accepted Accounting Principles Earnings Per Share (“Adjusted GAAP EPS”) target that must be met and is discussed and agreed upon by the Compensation Committee and management during the Company’s annual planning process. Adjusted GAAP EPS is a performance measure defined as net income plus amortization of intangibles, stock compensation expense, acquisition-related costs and adjustments, and other non-cash items, including related tax effects, divided by shares used in computing diluted net income per share, which is not in accordance with U. S. Generally Accepted Accounting Principles (“U.S. GAAP”).

Management and the Compensation Committee believe in the importance of structuring a bonus arrangement that pays the Company’s stockholders first.  Therefore, no incentive bonuses are payable to the Company’s executives until the Company surpasses the Adjusted GAAP EPS target established by the Compensation Committee. However, final overall funding decisions are made after the end of the year based upon the Company’s performance against this target, and are subject to approval by the Compensation Committee.

For 2016, the Compensation Committee determined that under the Executive Bonus Plan, a portion of the bonus pool was to be funded upon the achievement of Adjusted GAAP EPS in excess of $1.24 (and earnings in excess of the portion of the bonus pool funded would be retained by the Company), and the bonus pool would not be fully funded until the achievement of Adjusted GAAP EPS in excess of $1.52.  The Compensation Committee implemented this “stair-step” feature based on the recommendation of management to ensure that the Company’s executives and management would share in the benefits of increased earnings on Common Stock with the Company’s stockholders.  Management and the Compensation Committee believe the inclusion of the “stair-step” feature in the 2016 Executive Bonus Plan furthers the Company’s policy of paying stockholders before executives are rewarded for Company performance.

For 2016, the Company achieved $1.08 Adjusted GAAP EPS. Therefore, the Compensation Committee, at management’s recommendation, did not fund the bonus plan and did not pay any cash incentive bonuses to the named executive officers for 2016 based on the Company’s performance.

The short-term incentive target for the named executive officers is generally competitive with the external market in the study provided by Lockton. Lockton’s review of executive compensation for 2016 and prior years demonstrated that the Company’s Executive Bonus Plan targets have been consistently aggressive compared to the external market.

Long-Term Equity Incentive Compensation

Share-based compensation such as restricted stock awards are granted to executives on a discretionary basis by the Compensation Committee. The grants are typically made in the first quarter of each year.  It is the Company’s current practice to grant awards of restricted stock instead of stock options. See additional discussion of these awards at the “2016 Grants of Plan-Based Awards” table at page 17. The Company believes that this type of incentive compensation rewards the highest quality management and will retain that management in the future. Share-based payments allow the executives to obtain a proprietary interest in the Company and therefore participate in the profit and success of the Company in meeting its objectives and goals.  Additionally, by focusing on equity-based compensation, the Company is able to provide competitive total compensation packages and use cash resources to operate and expand the business.

  Beginning in 2011, the vesting period for long-term equity incentive awards to employees of the Company was shortened from five years to three years with one-third of the award vesting on each anniversary of the date of the grant. Prior to 2011, these types of awards had a vesting period of five years with 20% of the award vesting on each anniversary of the date of grant. Currently, there are no performance conditions associated with the share-based awards granted by the Company.  Award amounts and the timing of grants are determined by the Compensation Committee.  In 2016, the long-term equity incentive awards granted by the Company were primarily in the form of restricted stock although a limited number of restricted stock units were granted to certain international employees in substitution for restricted stock.  One-third of each award made to the named executive officers in 2016 vests on each anniversary of the date of grant through 2019.  Any potential acceleration of the vesting schedules pursuant to a change in control or a termination is discussed on page 21 under “Potential Payments Upon Termination and/or Change in Control.”

The Compensation Committee utilized the report prepared by Lockton to determine how the long-term incentives granted to the Company’s named executive officers, like share-based payments, compared to the market median (see discussion under “Peer Group” for additional information). The analysis showed that the aggregate value of the equity awards received by the Company’s named executive officers was below the 50th percentile of the external market for the CEO and COO and between the 50th and 75th percentiles of the external market for the CFO, when long term incentive awards are calculated based on a percentage of base salary. However, since total cash compensation was at or above the 50th percentile, based on the competitive peer data contained in the Lockton report and the Compensation Committee’s approval, no adjustment was made to equity awards for the named executive officers executive’s compensation component tied to the Company’s stock (determined based on a multiple of the executive’s base salary) as shown in the table below:

	2015 Multiple of Base Salary	2016 Multiple of Base Salary
CEO	4.00X	4.00X
COO	2.75X	2.75X
CFO	2.75X	2.75X

Total Direct Compensation Analysis

Based on the analysis performed by Lockton for 2016, actual total direct compensation paid to the CEO was below the 50th percentile of the peer group and actual total direct compensation paid to the COO and CFO was between the 50th and 75th percentiles of the peer group. This corresponds to the Compensation Committee’s goal to pay compensation comparable to the Company’s peers while still providing executives of the Company with the opportunity to increase the value of their compensation package through extraordinary performance.

Company Sponsored Benefit Plans

The named executive officers are provided with primarily the same Company-sponsored health, welfare, and retirement benefits as all other employees, including life insurance benefits and a tax-qualified retirement savings plan. The Company provides all employees with basic life insurance in the amount of two times their annual salary with a $100,000 minimum benefit and a $400,000 maximum benefit. In addition to the standard life insurance, the Company retains a $1.5 million life insurance policy for the CEO. The benefit on this policy is payable to the CEO’s beneficiary, as applicable, upon death.  The Company also provides short- and long-term disability benefits to all employees, including the named executive officers, at no cost, for 60% of base salary for up to 90 days and 60% of base salary up to a maximum benefit of $10,000 per month after 90 days, respectively.  In addition to the standard short- and long-term disability benefits, the Company pays for additional disability coverage for the CEO, which provides a monthly income benefit of $15,000 for five years.

The Perficient 401(k) Employee Savings Plan (the “401(k) Plan”) is a tax-qualified retirement savings plan to which all employees, including the named executive officers, are able to contribute from 1% to 100% of their annual salary on a before-tax basis, up to the limits established by the Internal Revenue Code of 1986, as amended (the “Code”). During 2016, the Company matched 50% of contributions of the first 6% of eligible compensation contributed by participants, comprised of 25% in cash and 25% in Company stock. Employee contributions to the 401(k) Plan vest upon contribution and Company matching funds are fully vested after three years of service. In 2015, the Company amended the 401(k) Plan to exclude executive bonus amounts from the definition of compensation, which reduced permitted and matching contributions for the executives.

Attributed costs of the benefits described above for the named executive officers for the year ended December 31, 2016 are included in the “All Other Compensation” column of the “Summary Compensation Table” at page 15.

Severance Benefits

The Company has entered into employment agreements with the CEO and CFO, which contain severance and change in control provisions. Severance benefits under the agreements are payable upon a “double-trigger.”  In other words, although the employment agreements provide for accelerated vesting of equity upon a change in control, additional payments under the agreements are only triggered upon both a change in control and termination of employment.

The Company provides a level of severance benefits that the Compensation Committee believes is necessary to provide a competitive compensation package to these senior executives.  Maintaining these arrangements enables the Company to attract and retain senior executives, provide senior executives with a degree of certainty regarding their future employment relationship, and ensure the continued commitment of senior executives in the event of a potential or actual change in control.  Payments upon a change in control also further align the interests of the executives with those of the stockholders.  Providing change in control benefits is designed to reduce the reluctance of management to pursue potential change in control transactions that may be in the best interests of the stockholders, and helps ensure stability in the event of a change in control of the Company.

The Compensation Committee further believes that the level of severance benefits and vesting of outstanding equity awards under the employment agreements, including multiples of pay, are consistent with market practice and necessary for the Company to be competitive in attracting and retaining talent in the Company’s industry, and are also commensurate with each senior executive’s level of responsibility.

Finally, the Compensation Committee believes that the potential payments to be made upon termination and/or change in control are an important part of executive compensation as structured at the Company.  As discussed above, Company executives are generally paid a lower base salary than market but receive long-term equity compensation at a greater rate than the market.  The focus on variable compensation helps to retain executives and reward them for performance over time.  Due to this philosophy, offering potential payments upon termination and/or change in control is an attractive compensation element that allows the executives to become equalized with market compensation should these events occur.

Additional information regarding severance and other change in control benefits is provided in the section entitled “Potential Payments upon Termination and/or Change in Control” beginning at page 21.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code (“IRC Section 162(m)”), which limits the deductibility of certain executive officer compensation. Generally, the Company’s policy is to structure compensation so that executive compensation is tax-deductible. However, the Compensation Committee retains the flexibility to approve compensation in certain cases that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers while creating and improving stockholder value. In these situations, the Compensation Committee may approve compensation that is non-deductible under IRC Section 162(m). Additionally, the rules and regulations promulgated under IRC Section 162(m) are complicated, and may change from time to time, sometimes with retroactive effect. As such, there can be no guarantee that any compensation intended to meet the requirements of IRC Section 162(m) will do so.

The Company’s stockholders previously approved the Perficient, Inc. Plan for Tax Deductible Executive Incentive Compensation (the “2012 162(m) Plan”) in May 2012.  The 2012 162(m) Plan formalizes the Company’s practices for awarding bonuses under the Executive Bonus Plan, which is administered by the Compensation Committee.  The 2012 162(m) Plan is structured to avoid the limitations on deductibility imposed by IRC Section 162(m) in order to allow the Company to deduct the bonus amounts paid under the Executive Bonus Plan.  Taxable income associated with restricted stock awards, however, is subject to the limitations of IRC Section 162(m).  The named executive officers were not awarded bonuses in February 2017 with respect to Company performance in 2016 under the 2012 162(m) Plan.

At the Meeting, the Company’s stockholders are being asked in Proposal 6 to approve the Perficient, Inc. Plan for Tax Deductible Executive Incentive Compensation (the “162(m) Plan”), which will replace the 2012 162(m) Plan.

For 2016, the total compensation for income tax purposes of the named executive officers, including base salary and vesting of restricted stock awards, was in excess of $1,000,000.  Due primarily to the vesting of restricted stock awards, a portion of the amount of compensation in excess of $1,000,000 was not deductible.

Anti-Hedging and Anti-Pledging Policy

The Board has previously adopted an anti-hedging and anti-pledging policy that generally prohibits directors and executive officers from entering into hedging and pledging transactions involving our Common Stock. Prohibited transactions include, but are not limited to, purchasing Common Stock on margin, short sales of the Common Stock and buying or selling put or call options or other derivative instruments related to the Common Stock. Under the policy, the Board may grant exceptions on a limited case-by-case basis based on the Board’s assessment of the potential risk to the Company and its stockholders and may subject such transactions to conditions to reduce risk to the Company and its stockholders.

Risk Oversight of the Company’s Compensation Policies and Programs

The Compensation Committee carefully monitors compensation levels to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters.  Based on current and evolving best practices guidance, the Compensation Committee conducted a compensation risk assessment of the various elements of the Company’s overall compensation program (including incentive compensation programs).  In its analysis, the Compensation Committee reviewed, with input from management, the Company’s compensation programs including appropriate internal controls to mitigate or reduce risk.  Based on its review, the Compensation Committee determined that the Company’s compensation programs and policies do not create excessive and unnecessary risk taking.  In addition to review by the Compensation Committee, the Board maintains proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to risk.

2017 Compensation Updates

Based in part on the analysis of Lockton and the input of management, the Compensation Committee has determined to maintain generally the Company’s 2016 compensation programs as they are described above for 2017.  In February 2017, the Compensation Committee approved certain base salary increases and long-term incentive awards.

Base Salary Increases

Effective as of April 1, 2017, the Compensation Committee approved increases in the base salaries of Mr. Davis, Ms. Henely and Mr. Martin to $600,000, $395,000 and $350,000, respectively. The  Compensation Committee approved these increases as being consistent with the Compensation Committee’s desire to maintain base salaries of the named executive officers at the 50th percentile of the external market.

Long-Term Incentive Awards

On February 21, 2017, the Compensation Committee also approved the following long-term incentive awards of restricted stock to the named executive officers: Mr. Davis, $2,400,000; Ms. Henely, $1,086,250; and Mr. Martin, $962,500, with the grant date to be the second business day following the Company’s earnings release for the fourth quarter of 2016. Under the terms of the restricted stock award agreements, one-third of the shares subject to an award will vest on each anniversary of March 2, 2017 with the final tranche vesting on March 2, 2020, provided the named executive officer continues his or her employment with the Company through the applicable vesting dates.

The Compensation Committee will consider the results of the “say on pay” vote at the Meeting in making compensation decisions for 2017.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee
James R. Kackley, Chairman
Ralph C. Derrickson
David S. Lundeen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are James R. Kackley, Ralph C. Derrickson and David S. Lundeen.  No member of the Compensation Committee in 2016 was, or had ever been, an officer or employee of the Company or any of its subsidiaries, or had any substantial business dealings with the Company.  In addition, no “compensation committee interlocks” existed during 2016, that is no member of the Compensation Committee or the Board was an executive officer of another company on whose compensation committee or board any of the executive officers served.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2014, 2015, and 2016, including the Principal Executive Officer, which is the CEO, the Principal Financial Officer, which is the CFO, and the other most highly compensated executive officer, the COO, based on total compensation:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Stock Options ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
Jeffrey S. Davis	2016	$568,750	$-	$2,274,899	$-	$-	$22,417	(4)	$2,866,066
President, Chief Executive Officer and Chairman	2015	$537,500	$-	$2,200,015	$-	$-	$16,060		$2,753,575
	2014	$483,333	$-	$1,999,990	$-	$520,000	$16,930		$3,020,253
Kathryn J. Henely	2016	$382,500	$-	$1,047,435	$-	$-	$9,806		$1,439,741
Chief Operating Officer	2015	$366,250	$-	$1,031,009	$-	$-	$9,718		$1,406,977
	2014	$331,667	$-	$935,005	$-	$176,800	$9,010		$1,452,482
Paul E. Martin	2016	$332,500	$-	$910,937	$-	$-	$10,333		$1,253,770
Chief Financial Officer	2015	$322,500	$-	$893,012	$-	$-	$10,094		$1,225,606
	2014	$308,333	$-	$866,258	$-	$131,040	$10,556		$1,316,187

(1)
Amounts listed represent the aggregate grant date fair value, with respect to restricted stock awards, computed in accordance with ASC Topic 718.  In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the 2016 amounts were disclosed in Notes 2 and 8 to the Company’s consolidated financial statements for 2016, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2017.

(2)	Amounts are earned and accrued during the fiscal year indicated and paid subsequent to the end of the fiscal year pursuant to the Company’s performance-based Executive Bonus Plan.
(3)
Other than as noted in footnote (4), the amounts listed represent the value of the Company’s matching contributions under the 401(k) Plan, Company-paid standard life insurance premiums, and cell phone allowances.  The named executive officers, from time to time, received certain immaterial personal benefits or other compensation items from the Company; however, in no case did the value of these items exceed $10,000 in the aggregate.

(4)
As part of his overall compensation, Mr. Davis received matching contributions of $6,281 from the Company under the 401(k) Plan, Company-paid life and disability insurance premiums of $13,567, Company-paid standard life insurance premiums of $949, and a $1,620 cell phone allowance.

The table below summarizes the 2016 total compensation mix for the named executive officers by pay element:

PERCENT OF 2016 TOTAL COMPENSATION BY PAY ELEMENT
Name	Base Salary	Incentive Compensation	Other Compensation

Jeffrey S. Davis	20%	79%	1%

Kathryn J. Henely	26%	73%	1%

Paul E. Martin	26%	73%	1%

Employment Agreements

Mr. Davis

The Company entered into an employment agreement with Mr. Davis effective January 1, 2015 that expires on December 31, 2017. Mr. Davis’s employment agreement provides for the following compensation:

•	An annual salary of $500,000 that may be increased by the Board from time to time;
•	An annual performance bonus of up to 200% of Mr. Davis’s annual salary in the event the Company achieves certain performance targets;
•
Entitlement to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to our executive employees, pursuant to our policies and subject to the conditions and terms applicable to such benefits, plans or programs;

•
Severance benefits, if Mr. Davis’s employment with the Company is terminated by the Company without cause (as defined in the agreement) either before or after a change in control, of a lump-sum payment equal to two years’ annual salary and Mr. Davis’s target bonus for the year in which termination of employment occurs, acceleration of option and restricted stock vesting, and welfare benefits for one year following termination;

•
Severance benefits of a lump-sum payment equal to two years’ annual salary and Mr. Davis’s target bonus, and welfare benefits for one year following resignation if Mr. Davis voluntarily resigns after a constructive termination, as defined in the agreement;

•	Death and disability benefits, including a payment of one year’s base salary and one year’s target bonus; and
•	100% of all unvested options and restricted shares vest upon a change in control.

Mr. Davis has agreed to refrain from competing with the Company for a period of three years following the termination of his employment. Mr. Davis’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time. Mr. Davis’s annual salary was increased to $575,000 and $600,000 in March 2016 and February 2017, respectively.

Mr. Martin

The Company entered into an employment agreement with Mr. Martin effective January 1, 2015 that expires on December 31, 2017. Mr. Martin’s employment agreement provides for the following compensation:

•	An annual salary of $310,000 that may be increased by the CEO, with approval by the Board or its Compensation Committee, from time to time;
•	An annual performance bonus of up to 80% of Mr. Martin’s annual salary in the event the Company achieves certain performance targets;
•
Entitlement to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to executive employees of the Company, pursuant to the policies of the Company and subject to the conditions and terms applicable to such benefits, plans or programs;

•
Severance benefits, if Mr. Martin’s employment with the Company is terminated by the Company without cause (as defined in the agreement) or if Mr. Martin voluntarily resigns after a constructive termination (as defined in the agreement), of a lump-sum payment equal to one year’s annual salary, continued vesting of restricted stock, and welfare benefits for one year following termination;

•
Severance benefits if Mr. Martin’s employment with the Company is terminated by the Company without cause (as defined in the agreement) within the first year after a change in control equal to one year’s annual salary and immediate vesting of all remaining unvested restricted stock previously awarded to Mr. Martin and welfare benefits for one year following termination; and

•	50% of all unvested options and restricted shares vest upon a change in control.

Mr. Martin has agreed to refrain from competing with the Company for a period of three years following the termination of his employment. Mr. Martin’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time. Mr. Martin’s annual salary was increased to $335,000 and $350,000 in March 2016 and February 2017, respectively.

GRANTS OF PLAN-BASED AWARDS

The following table reflects awards granted to the named executive officers during 2016 under the Company’s equity and non-equity incentive plans:

2016 GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Stock (#)(2)	Awards ($)(3)
Jeffrey S. Davis	3/4/2016	$-	$-	$-	114,030	$2,274,899
	N/A	-	1,150,000	1,725,000	-	-
Kathryn J. Henely	3/4/2016	-	-	-	52,503	1,047,435
	N/A	-	385,000	577,500	-	-
Paul E. Martin	3/4/2016	-	-	-	45,661	910,937
	N/A	-	268,000	402,000	-	-

(1)
Reflects the target and maximum bonus award amounts that could potentially be earned by each named executive officer under the 2016 Executive Bonus Plan based on 2016 performance, as described in the “Annual Incentive Cash Bonus Compensation” section following this table.

(2)
Reflects the Compensation Committee’s grant of restricted shares to the named executive officers on March 4, 2016 in the respective amounts listed in the table.  The terms of these restricted share awards are described in the section entitled “Restricted Share Award Terms” below.

(3)	The grant date fair value is based on the per share closing market price of the Common Stock on March 4, 2016 (the date of grant) of $19.95.

Annual Incentive Cash Bonus Compensation

Bonuses available to the named executive officers as an annual incentive bonus under the 2016 Executive Bonus Plan are based upon pre-set percentages of salary and are earned by reaching certain target performance levels, which are subject to adjustment by the Compensation Committee based on acquisitions and other extraordinary or non-recurring items.

In February 2016, the Compensation Committee established the targets for the named executive officers under the 2016 Executive Bonus Plan.  The table below lists the potential bonus awards as a percent of base salary for the named executive officers as reflected in the “2016 Grants of Plan-Based Awards” table:

	Target Bonus Percentage	Maximum Bonus Percentage
CEO	200%	300%
COO	100%	150%
CFO	80%	120%

    The named executive officers may share in every dollar of earnings above the targets established pursuant to the 2016 Executive Bonus Plan up to the maximum bonus percentage set for each.  The named executive officers may receive up to the maximum bonus percentage to the extent the Adjusted GAAP EPS target is exceeded up to 1.5 times the target.  The Compensation Committee has the discretion to decrease bonus amounts, even if the target is met or exceeded. In order to meet this target, the Company’s Adjusted GAAP EPS must meet the predetermined target after considering the estimated bonus payout. Please refer to the section entitled “Performance-Based Executive Bonus Plan” on page 10 for additional information regarding the predetermined target.  For 2016, the Company did not achieve the applicable Adjusted GAAP EPS threshold. Therefore, the Compensation Committee, at management’s recommendation, did not fund the bonus plan and did not pay any cash incentive bonuses to the named executive officers for 2016 based on the Company’s performance.

Restricted Share Award Terms

The restricted shares awarded to the named executive officers on March 4, 2016 were granted under the Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan.  Under the terms of the restricted share award agreements, one-third of the shares subject to an award will vest on each anniversary of March 4, 2016 with the final tranche vesting on March 4, 2019, provided the named executive officer continues his or her employment with the Company through the applicable vesting dates.

In the event of a recipient’s termination of employment with the Company for any reason (including death or disability) prior to full vesting of the restricted shares, restricted shares that have not vested as of the date of termination will be null and void and will be forfeited to the Company, unless the terms of the recipient’s employment agreement provide otherwise.  The employment agreements for Messrs. Davis and Martin provide for accelerated vesting of equity awards such as the restricted share awards in the case of certain involuntary terminations or upon the occurrence of a change in control.  These acceleration provisions are described below in the section of this Proxy Statement entitled “Potential Payments upon Termination and/or Change in Control.”

Dividends are payable on restricted shares once vested at the same rate and at the same time that dividends are paid to stockholders generally; however, we have never declared or paid any cash dividends on our common stock. Our credit facility currently restricts the payment of cash dividends. Any future determination as to the declaration and payment of dividends will be made at the discretion of our Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by our Board of Directors, including the applicable requirements of the Delaware General Corporation Law.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents the number and market value of unvested restricted share awards held by each named executive officer as of December 31, 2016:

2016 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name

Jeffrey S. Davis	32,020	(2)	$560,030
	73,888	(3)	1,292,301
	114,030	(4)	1,994,385

Kathryn J. Henely	14,969	(2)	261,808
	34,626	(3)	605,609
	52,503	(4)	918,277

Paul E. Martin	13,869	(2)	242,569
	29,992	(3)	524,560
	45,661	(4)	798,611

(1)	Based on the per share closing market price of $17.49 of the Common Stock on December 30, 2016.
(2)
Represents awards of restricted shares made to the named executive officers on March 4, 2014. One-third of the restricted shares subject to each award vests on each anniversary of March 4 with the final tranche vesting on March 4, 2017.

(3)
Represents awards of restricted shares made to the named executive officers on March 3, 2015. One-third of the restricted shares subject to each award vests on each anniversary of March 3 with the final tranche vesting on March 3, 2018.

(4)
Represents awards of restricted shares made to the named executive officers on March 4, 2016. One-third of the restricted shares subject to each award vests on each anniversary of March 4 with the final tranche vesting on March 4, 2019.

STOCK AWARDS VESTED

The following table presents stock awards vested on behalf of the named executive officers during 2016:

2016 STOCK AWARDS VESTED
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Jeffrey S. Davis	109,124	(2)	$2,112,863

Kathryn J. Henely	53,081	(3)	1,025,340

Paul E. Martin	48,586	(4)	937,092

(1)
Calculated as the aggregate market value on the date of vesting of the shares with respect to which restrictions lapsed during 2016 (calculated before payment of any applicable withholding or other income taxes).

(2)
Mr. Davis was granted: (i) 120,482 restricted shares on February 26, 2013, a portion of which vested on February 26, 2016 when the market price of the Company’s stock was $18.15; (ii) 96,061 shares on March 4, 2014, a portion of which vested on March 4, 2016 when the market price of the Company’s stock was $19.95; and (iii) 110,832 shares on March 3, 2015, a portion of which vested on March 3, 2016 when the market price of the Company’s stock was $20.17.

(3)
Ms. Henely was granted: (i) 62,392 restricted shares on February 26, 2013, a portion of which vested on February 26, 2016 when the market price of the Company’s stock was $18.15; (ii) 44,909 shares on March 4, 2014, a portion of which vested on March 4, 2016 when the market price of the Company’s stock was $19.95; and (iii) 51,940 shares on March 3, 2015, a portion of which vested on March 3, 2016 when the market price of the Company’s stock was $20.17.

(4)
Mr. Martin was granted: (i) 59,165 restricted shares on February 26, 2013, a portion of which vested on February 26, 2016 when the market price of the Company’s stock was $18.15; (ii) 41,607 shares on March 4, 2014, a portion of which vested on March 4, 2016 when the market price of the Company’s stock was $19.95; and (iii) 44,988 shares on March 3, 2015, a portion of which vested on March 3, 2016 when the market price of the Company’s stock was $20.17.

PENSION BENEFITS

The Company does not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for the named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes information regarding the Company’s named executive officers’ participation in the Perficient, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”).

2016 NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions ($)(1)	Company Contributions ($)	Aggregate Earnings ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2016 ($)
Jeffrey S. Davis	$-	$-	$-	$-	$-

Kathryn J. Henely	-	-	-	-	-

Paul E. Martin	15,927	-	44,323	-	379,421

(1)	All amounts reported as contributions in this column have been reported in the Salary column of the “Summary Compensation Table” at page 15.
(2)
The amounts in this column represent the aggregate earnings that accrued during 2016 on amounts of salary deferred at the election of the named executive officer pursuant to the Deferred Compensation Plan.  These earnings have not been reported as compensation to the named executive officers in the “Summary Compensation Table” at page 15.

The Deferred Compensation Plan allows each participant to contribute up to 80% of base salary and commissions and 100% of annual incentive bonus payments.  Contributions may be made to either the retirement account or the in-service account of the participant; however, no contributions may be made to a participant’s in-service account during a deferral period when amounts are scheduled to be distributed from that account.  Also, if the Compensation Committee determines that a participant has incurred a financial hardship, it may terminate the participant’s deferrals.

The Company may, in its discretion, provide a matching contribution of 25% of the participant’s contribution to the Deferred Compensation Plan up to the first 6% of a participant’s compensation (including base salary and bonus or incentive compensation); however, any matching contribution under the Deferred Compensation Plan will be reduced by the amount of matching contributions actually made on the participant’s behalf under the Company’s 401(k) Plan.  Matching contributions vest annually over a three-year period.  The Company may also make discretionary contributions on behalf of participants in the Deferred Compensation Plan, which will be in the amounts and will vest in accordance with the schedule determined by the Company.  The Company made no matching contributions to the Deferred Compensation Plan in 2016.

The Deferred Compensation Plan permits each participant to make investment allocation choices for both the participant’s contributions and any Company matching or discretionary contributions made on the participant’s behalf among the investment choices designated by the Company, which earn market rates of return.  Participants are permitted to change their investment elections on a daily basis.

A participant will receive a distribution of amounts deferred in a particular year upon the earlier to occur of: (i) the time specified in the participant’s deferral commitment election with respect to the participant’s in-service account; (ii) his termination of employment; or (iii) his death or disability.  In addition, a participant may receive a distribution if the Compensation Committee determines that the participant has experienced a financial hardship, to the extent reasonably necessary to satisfy the participant’s needs. Upon a participant’s termination of employment, the participant’s benefits under the Deferred Compensation Plan shall be paid to him as soon as administratively practicable following the date of the participant’s termination of employment, unless the participant constitutes a “specified employee” (within the meaning of Section 409A of the Code), in which case the initial payment will be made no earlier than the first day of the seventh month following the participant’s termination.  A participant’s vested benefits may, at the option of the participant, be distributed in one cash lump sum payment, or in up to a maximum of 15 annual installments (or a maximum of five annual installments with respect to the participant’s in-service account).  Certain small account balances (a retirement account balance of less than $50,000 and an in-service account balance of less than $25,000) will be paid in a lump sum regardless of the participant’s election.

Potential Payments upon Termination and/or Change in Control

As part of their employment agreements, Messrs. Davis and Martin have certain provisions detailing payments due to them in the event of termination of their employment with the Company, including the resulting compensation from a change in control.

Mr. Davis

Mr. Davis’s employment agreement provides for the following death, disability, severance, and change in control benefits (certain applicable definitions are set forth below):

•	Death benefits of a lump-sum payment equal to one year’s annual salary and Mr. Davis’s Target Bonus;
•	Disability benefits paid over 12 months of one year’s annual salary and Mr. Davis’s Target Bonus;
•
Severance benefits, if Mr. Davis’s employment with the Company is terminated by the Company in a Without Cause Termination either before or after a Change in Control, of a lump-sum payment equal to two years’ annual salary and Mr. Davis’s Target Bonus for the year in which termination of employment occurs, acceleration of option and restricted stock vesting, and welfare benefits for one year following termination;

•
Severance benefits of a lump-sum payment equal to two years’ annual salary and Mr. Davis’s Target Bonus, and welfare benefits for one year following resignation if Mr. Davis voluntarily resigns after a Constructive Termination; and

•	Immediate vesting of 100% of all unvested stock option grants and restricted stock grants previously awarded to Mr. Davis upon the occurrence of a Change in Control.

To the extent payments and benefits to Mr. Davis in connection with a change in control would constitute “excess parachute payments” for purposes of Section 280G of the Code subject to excise taxes, Mr. Davis can elect to receive a lesser amount and eliminate the accelerated vesting of his unvested stock options and restricted stock in order to decrease or eliminate the excise taxes.

Mr. Martin

Mr. Martin’s employment agreement provides for the following severance and change in control benefits (certain applicable definitions are set forth below):

•
Severance benefits, if Mr. Martin’s employment with the Company is terminated by the Company in a Without Cause Termination or if Mr. Martin voluntarily resigns after a Constructive Termination, of a lump-sum payment equal to one year’s annual salary, continued vesting of restricted stock, and welfare benefits for one year following termination;

•	Immediate vesting of 50% of all unvested restricted stock grants previously awarded to Mr. Martin upon the occurrence of a Change in Control; and
•
Severance benefits if Mr. Martin’s employment with the Company is terminated by the Company pursuant to a Without Cause Termination within the first year after a Change in Control equal to one year’s annual salary and immediate vesting of all remaining unvested restricted stock previously awarded to Mr. Martin.  In addition, the Company will provide welfare benefits for one year following termination.

The employment agreements for Messrs. Davis and Martin generally use the following terms:

“Change in Control” means: (a) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (b) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company, that together with stock of the Company acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (c) a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or (d) one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change in Control is to be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

“Constructive Termination” means his voluntary termination of his employment with the Company following: (i) a material diminution in his base compensation (including benefits); (ii) a material reduction of his performance-based target bonus or other incentive programs; (iii) a relocation of his place of employment of more than 50 miles without his consent; or (iv) a failure of the Company to renew the term of this Agreement following the expiration thereof, or to offer him employment under the terms and conditions of a replacement agreement, on terms and conditions no less favorable to him as under the then existing terms and conditions of the employment agreement; in each case where the condition is not remedied or corrected by the Company within 30 days after he sends notice to the Company in writing specifying the reason why he claims there exists grounds for a Constructive Termination, and he sends the notice within ninety days of discovering the existence of the condition that gives rise to a right to claim a Constructive Termination.

“Disability” means he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Termination for Cause” means a termination of the executive’s employment by reason of: (a) the repeated or willful failure of the executive to substantially perform his duties that has not been cured after written demand from, with regard to Mr. Davis, the Board, and with regard to Mr. Martin, the CEO; (b) conviction of; entering a plea of guilty or  nolo contendere to, a crime involving moral turpitude or dishonesty or to any other crime that constitutes a felony; (c) executive’s intentional misconduct, gross negligence or material misrepresentation in the performance of his duties to the Company; or (d) material breach by executive of any written covenant or agreement with the Company including any covenants not to compete or to non-disclosure of confidential information.

“Without Cause Termination” means a termination of the executive’s employment by the Company other than due to (a) Termination for Cause; (b) Disability; (c) death; or (d) the expiration of the employment agreement.

Under the employment agreements with Messrs. Davis and Martin, each executive would be entitled to receive the estimated benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the aforementioned executives, which would only be known at the time that they become eligible for payment and would only be payable if the events set forth in the table below occur.

Quantification of Potential Payments Upon Termination and/or Change in Control

The table below reflects the amount that could be payable under the various arrangements assuming that the triggering event set forth in the title of each column occurred on December 31, 2016. Any actual payments that may be made pursuant to the arrangements described above are dependent on various factors, which may or may not exist at the time a termination of employment or change in control actually occurs.

POTENTIAL PAYMENTS UPON TERMINATION AND/OR CHANGE IN CONTROL
Name (1)	Severance/ Change in Control Payment	Accelerated Restricted Stock Vesting (2)	Accelerated Stock Option Vesting	Continuation of Benefits (3)	Tax Gross-up Payment	Total
Jeffrey S. Davis (4)	$2,300,000	$3,846,716	$-	$11,444	$-	$6,158,160

Paul E. Martin (5)	335,000	1,565,740	-	11,921	-	1,912,661

(1)	Ms. Henely is not included in this table since she does not have an arrangement with the Company in the event of termination of her employment with the Company, including upon a change in control.
(2)	Calculated using the closing market price per share of $17.49 of the Common Stock on December 30, 2016 for the total number of restricted shares accelerated.
(3)
Represents the estimated present value of all future payments of premiums for benefits which would be paid on behalf of the specified executive officers under the Company’s medical, disability, life, and dental insurance programs.

(4)
Upon a without cause termination, Mr. Davis would receive each of the payments and benefits listed in the table above. Upon Mr. Davis’s death or disability, he would receive the severance payment only. If Mr. Davis voluntarily resigns upon the occurrence of a constructive termination, he would receive the severance payment and the continuance of benefits listed in the table above. If a change in control were to occur, 100% of Mr. Davis’s unvested restricted stock would immediately vest. If Mr. Davis were to terminate his employment with the Company voluntarily or be terminated by the Company for cause, he would receive no compensation except his unpaid salary and bonus earned through the termination date.

(5)
Upon a without cause termination, Mr. Martin would receive each of the payments and benefits listed in the table above. Upon Mr. Martin’s death, he would not be entitled to a severance payment. If Mr. Martin voluntarily resigns upon the occurrence of a constructive termination, he would receive the severance payment and the continuance of benefits listed in the table above. Upon the occurrence of a change in control, 50% of Mr. Martin’s unvested restricted stock would immediately vest. If Mr. Martin were to terminate his employment with the Company voluntarily or be terminated by the Company for cause, he would receive no compensation except his unpaid salary and bonus earned through the termination date.

Comparative Stock Performance

The following graph compares the cumulative five-year total stockholder return on the Common Stock from December 31, 2011 through December 31, 2016, with the cumulative total return on (i) the NASDAQ Composite Index and (ii) S&P 500 Index.  The comparison assumes the investment of $100 on December 31, 2011, in the Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16
Perficient	$100.00	$117.68	$233.97	$186.11	$171.03	$174.73
NASDAQ Composite Index	$100.00	$115.91	$160.32	$181.80	$192.21	$206.63
S&P 500 Index	$100.00	$113.41	$146.98	$163.72	$162.53	$178.02

PROPOSAL 2. APPROVAL OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the stockholders of the Company are being provided with the opportunity to vote on an advisory resolution to approve the 2016 compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including the Compensation Discussion and Analysis section (the “CD&A”), compensation tables and accompanying narrative).  Item 402 of Regulation S-K is the SEC regulation that sets forth what companies must include in their CD&A and compensation tables.  The Compensation Committee and the Board value the opinions expressed by the Company’s stockholders and will carefully consider the outcome of the vote when making future compensation decisions for the named executive officers.

As described in the CD&A beginning on page 9, the Company believes that the quality, ability, and commitment of the named executive officers are significant factors contributing to the proper leadership of Perficient and driving stockholder value for the Company.  Accordingly, our executive compensation programs are designed to:

•	Attract, retain, and motivate qualified talent;
•	Motivate executives to improve the overall performance of the Company and reward executives when the Company achieves specific measurable results;
•	Encourage accountability by determining salaries and incentive awards based on the Company’s collective performance and contribution;
•	Ensure compensation levels are externally competitive and create internal pay equity among executives; and
•	Align our executives’ long-term interests with those of our stockholders.

Stockholders are urged to read the CD&A beginning on page 9, which more thoroughly discusses how the compensation policies and procedures implement the Company’s compensation philosophy.  The Compensation Committee and the Board believe that these policies and procedures are effective in implementing the Company’s compensation philosophy and in achieving its goals.

Stockholders have the opportunity to vote “FOR,” “AGAINST,” or “ABSTAIN” on the following advisory resolution relating to the executive compensation of our named executive officers as disclosed in this Proxy Statement:

“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.”

This vote is not intended to address a specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies, and practices as described in this Proxy Statement.  The affirmative vote of a majority of the shares of the Company’s Common Stock cast in person or by proxy, excluding abstentions, on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.

The Board recommends a vote “FOR” the proposal to approve the advisory resolution relating to the executive compensation of our named executive officers.

PROPOSAL 3. APPROVAL OF FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, stockholders of the Company are being provided with the opportunity to cast an advisory vote on whether the non-binding advisory vote to approve the compensation of the named executive officers should occur every one, two, or three years.  After careful consideration of this agenda item, and as previously determined by the Board and supported by the vote of the stockholders in 2011, the Board has determined that an annual advisory vote on executive compensation is most appropriate for the Company at this time and demonstrates our commitment to good corporate governance.
While the results of voting on this item are advisory, the Board values the opinions of our stockholders and will take the results of this vote, as it did in 2011, into account when determining the frequency of an advisory vote on executive compensation.  The alternative (one, two, or three years) that receives the greatest number of votes will be considered by the Nominating and Corporate Governance Committee and the Board as our stockholders’ advice on the frequency issue.
You may cast your vote by specifying one of the following four options on the accompanying proxy card: “1 year,” “2 years,” “3 years,” or “Abstain.” Abstentions will not have any effect on the outcome of this matter. You are not voting to approve or disapprove the Board’s recommendation.
The Board recommends stockholders vote “1 year” on the advisory vote on the frequency of future advisory votes on executive compensation.

PROPOSAL 4. AMENDMENT TO THE CERTIFICATE OF INCORPORATION
The Board of Directors has unanimously approved, subject to stockholder approval, an amendment to Paragraph A of Article V of our certificate of incorporation to increase the total number of authorized shares of Common Stock from 50,000,000 shares to 100,000,000 shares; the authorized shares of our preferred stock remain unchanged. Subject to stockholder approval, Paragraph A of Article V of our certificate of incorporation will be amended and restated in its entirety as follows:
“The aggregate number of shares that the Corporation shall have authority to issue is 108,000,000 divided into (i) 100,000,000 shares of which shall be Common Stock, par value $0.001 per share and (ii) 8,000,000 of which shall be Preferred Stock, par value $0.001 per share.”
Purpose and Effects of the Amendment
As of April 24, 2017, there were 35,271,759 shares of Common Stock outstanding and no outstanding warrants or options to purchase  additional shares of our Common Stock. As set forth in Proposal 5 of this Proxy Statement, the Board has approved a resolution, subject to stockholder approval, to further amend and restate the Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan to increase the number of shares of Common Stock available for issuance thereunder by two million shares to seven million total shares. Additionally 344,687 shares are reserved for issuance under the Perficient, Inc. Employee Stock Purchase Plan. Only 129,418 unallocated shares of Common Stock remain available for future issuance. The Board of Directors believes it is in the best interests of the Company and its stockholders to increase the number of shares of the Company’s authorized Common Stock.  No changes are being requested to the Company’s authorized Preferred Stock.  As of  April 24, 2017, no shares of Preferred Stock were outstanding.
The additional authorized shares of Common Stock will provide us and our Board of Directors with the flexibility to issue Common Stock for a variety of purposes in the future. These purposes could include, among other things, the use of stock to raise additional capital, to purchase assets, to acquire other companies consistent with our disciplined acquisition strategy, to provide equity compensation and incentives to employees and directors, and for other bona fide corporate purposes. Other than shares reserved for issuance under the Amended and Restated 2012 Long Term Incentive Plan and the Employee Stock Purchase Plan and shares issuable upon satisfaction of conditions to earnout agreements entered into in connection with certain of our past acquisitions, we have no written or other plans, proposals, arrangements, agreements or understandings to issue any shares of Common Stock at this time.
The additional shares of Common Stock will be available for issuance without further action by our stockholders unless such action is required by applicable law or by the rules of any applicable stock exchange. Under our certificate of incorporation, the holders of our Common Stock do not have preemptive rights with respect to future issuances of Common Stock. Thus, should our Board of Directors elect to issue additional shares of Common Stock, our existing stockholders will not have any preferential rights to purchase such shares and such issuance could have a dilutive effect on the voting power and percentage ownership of these stockholders. The issuance of additional shares of Common Stock could also have a dilutive effect on our earnings per share.

The increase in the number of shares of Common Stock authorized for issuance could, under certain circumstances, be construed as having an anti-takeover effect. For example, in the event a person seeks to effect a change in the composition of our Board of Directors or contemplates a tender offer or other transaction involving the combination of Perficient with another company, it may be possible for us to impede the attempt by issuing additional shares of Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of Perficient. By potentially discouraging initiation of any such unsolicited takeover attempt, our certificate of incorporation may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The increase in the number of shares of Common Stock may also have the effect of permitting our current management, including our Board of Directors, to retain its position indefinitely and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business.
Vote Required and Board of Directors’ Recommendation
The affirmative vote of the holders of a majority of the shares of Common Stock outstanding is required for the approval of the amendment to our certificate of incorporation. Broker non-votes and abstentions with respect to this matter have the same effect as a vote “against” the matter.
The Board recommends that the stockholders vote “FOR” the amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock.

PROPOSAL 5. APPROVAL OF THE COMPANY’S SECOND AMENDED AND RESTATED 2012 LONG TERM INCENTIVE PLAN

At the meeting, you will be asked to approve the Second Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan (the “Plan”).
The Company adopted the 2012 Long Term Incentive Plan at its annual stockholder meeting in 2012 at the recommendation of the Board and amended and restated it, again at the recommendation of the Board, at the annual stockholder meeting in 2014 (such amended and restated plan, the “2012 Plan”).  On February 21, 2017, the Board approved a second amendment and restatement of the 2012 Plan and directed that it be submitted to the stockholders for their approval at this Annual Meeting.  You are being asked to consider and approve the Plan which provides, among other things, for: (1) an increase in the maximum number of shares of Common Stock available for issuance thereunder by two million shares; (2) a provision that shares of restricted stock settled in cash in lieu of Common Stock will be added back to the plan maximum; (3) a provision that shares of Common Stock repurchased with proceeds obtained in connection with an option exercise shall not be added to the plan maximum; (4) a limited number of exceptions from the otherwise required minimum three-year vesting schedule for restricted stock and option awards; (5) a prohibition on the issuance of dividends on awards until the award is issued or is otherwise unrestricted; (6) a provision prohibiting the participant from surrendering an equity award for cash unless the award agreement specifically contemplates the same; and (7) permission for the Company to withhold an amount greater than the minimum amount of tax required to be withheld to satisfy federal, state, and local taxes, provided that such greater amount is permissible under applicable tax, legal, accounting and other guidance.
The purposes of the Plan are to encourage employees, officers and directors to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its stockholders, and to enhance the ability of the Company to attract and retain individuals of exceptional management talent. The Plan allows eligible award recipients to receive stock options, stock appreciation rights, restricted stock awards, performance awards, and stock unit awards.  Upon approval of the Plan by the stockholders, an additional two million shares will be available for issuance under the Plan.  As of April 24, 2017, there were 1,242,295 shares of Common Stock available for issuance under the Plan.
A copy of the Plan is attached to this Proxy Statement as Appendix A, and the following description is qualified in its entirety by reference to the complete text of the Plan.
Summary of the Material Terms of the Plan
Key Plan Features. As amended and restated, the Plan generally provides for:
•	Ten-year maximum term for stock options and stock appreciation rights;
•	Options and restricted stock generally subject to a three-year minimum vesting period and no portion of the grant may vest prior to the first anniversary of the grant date, no more than one-third of the grant may vest prior to the second anniversary of the grant date and no more than two-thirds of the grant may vest prior to the third anniversary of the grant date;
•	Up to 100,000 shares of restricted stock and certain awards to directors may be exempt from the required vesting schedule;
•	Up to 100,000 shares of each of non-qualified stock options and incentive stock options may be exempt from the required vesting schedule;
•	No granting of awards below fair market value on the date of grant;
•	No re-pricing of stock options or stock appreciation rights without prior stockholder approval;
•	No reload or “evergreen” share replenishment features;
•	No dividends on equity awards until the actual shares are issued and any applicable restrictions lifted;
•	Independent plan administration by our independent Compensation Committee;
•	The issuance of up to seven million shares of Common Stock, including the five million shares of Common Stock previously authorized under the 2012 Plan.

As compared to the 2012 Plan approved at the annual stockholder meeting in 2014, the Plan includes changes to:

•	The total number of shares of Common Stock available for issuance as awards under the Plan will be increased by two million, such that a total of seven million shares will be authorized for issuance thereunder;
•	Provide that shares of restricted stock to be settled in cash in lieu of shares of Common Stock will be added back to the plan maximum;
•	A limited number of exceptions from the otherwise required minimum three-year vesting schedule for restricted stock and option awards;
•	Prohibit the addition of shares of common stock repurchased with proceeds obtained in connection with an option exercise to the plan maximum;
•	Prohibit the issuance of dividends on awards until the award is issued or is otherwise unrestricted;
•	Prohibit the participant from surrendering an equity award for cash unless the award agreement specifically contemplates the same; and
•
Allow the Company to withhold an amount greater than the minimum amount of tax required to be withheld to satisfy federal, state, and local taxes, provided that such greater amount is permissible under applicable tax, legal, accounting and other guidance.

Why We Believe You Should Vote For this Proposal

The Board believes that the Plan is essential for the ongoing success of the Company and its ability to recruit, retain and reward directors of the Company, officers and key employees.  The Board believes that if the Plan is not approved, the Company’s ability to align the interests of its officers and key employees with its stockholders through equity-based compensation would be compromised, in particular, disrupting the Company’s compensation program and impairing the Company’s ability to recruit and retain officers and key employees. The Board recommends approval of the Plan for the following reasons:
The Need for Additional Shares. We have used a substantial portion of the previously authorized share pool under the 2012 Plan for existing awards. As of April 24, 2017, only 1,242,295 shares of our Common Stock remained available for future award grants under the 2012 Plan, a number that the Compensation Committee, and the Board believes to be insufficient to meet our anticipated needs.  As a result, at the recommendation of the Compensation Committee, on February 21, 2017, the Board approved, subject to stockholder approval, the amendment and restatement of the 2012 Plan to increase the number of shares available for issuance by two million shares for a total of seven million shares available for issuance under the Plan.  If the Plan is approved by our stockholders, the Compensation Committee believes the total shares available should be sufficient to cover grants over the next three years.
The Compensation Committee and the Board believe that the increased number of shares to be made available for issuance under the Plan represents a reasonable amount of potential additional equity dilution and allows the Company to continue awarding equity incentives, which have been an important component of our compensation program.  Since April 2014, the Company’s employee population has increased 44% from 1,925 to 2,763 as a result of both internal growth and growth by acquisitions of BioPharm Systems, Inc. in April 2014, Trifecta Technologies, Inc. and Trifecta Technologies Canada, Limited  in May 2014, Zeon Solutions Incorporated in January 2015, Market Street Solutions, Inc. in September 2015, the Pup Group, Inc. d/b/a Enlighten in December 2015,  Bluetube, LLC in October 2016 and RAS Associates, LLC in January 2017.  As the Company’s employee population increased, so has the Company’s need for additional availability under the Plan to grant long-term equity awards.  We will continue to evaluate our compensation strategy and programs to ensure they continue to provide a competitive opportunity and align the interests of our stockholders with that of our employees.  The Plan is designed with maximum flexibility to grant a variety of equity-based vehicles described below, while maintaining limits that attempt to ensure stockholder dilution levels continue to remain at or below those of comparable companies.
Historical Company Equity Usage. We believe that our historical equity usage has been in line with industry norms on an aggregate basis. We set targets for equity compensation based on industry standards and other data provided to the Compensation Committee by management and independent compensation consultants. Based on this information, we believe that our equity usage is generally consistent with the broader market as well as with the peer group of companies we use to benchmark executive compensation. Our equity grant levels are consistent with our overall compensation philosophy of pay-for-performance and with respect to the executives officers below average cash-based compensation. We believe our compensation philosophy aligns our management’s compensation with stockholder interest.

The Need to Provide Competitive Compensation. Similar to other companies in our industry, we believe equity compensation is integral in providing a competitive total compensation package necessary to recruit, retain and reward officers and key employees. Equity awards are commonly used by companies our size and the ability to provide competitive grants is essential to competing in our labor markets. Therefore, we believe it is imperative to provide long-term incentive awards as a component of our compensation program. We will seek an appropriate balance between meeting employee hiring, retention and compensation goals and avoiding excessive stockholder dilution.
Cash Compensation Expense Increase. If our ability to provide equity compensation is impaired, the Company’s cash compensation costs could increase substantially to offset equity compensation typically provided in the marketplace. It is important that we use our cash resources to operate and expand our business, rather than diverting cash to pay compensation.
Our Continuing Emphasis on Providing Performance-Based Compensation. We believe it is essential to provide a long-term link between compensation and stockholder value creation and rely on equity compensation as one of the most efficient and effective means to create such a relationship. The long-term equity incentive program is designed to align the interests of our officers and other key employees with those of our stockholders, motivate the executive officers to achieve key financial goals and reward superior performance over a multi-year period. We have historically utilized restricted stock awards instead of stock options to create this link between pay and performance. We believe that by offering this type of incentive compensation, we have recruited high quality employees and will incent those employees to remain with the Company. Share-based payments allow our officers and other key employees to obtain a proprietary interest in the Company and therefore participate in the profit and success of the Company in meeting its objectives and goals. If stockholders do not approve the Plan, our ability to create long-term incentives for our officers and key employees will be substantially diminished.
Consequences of Failing to Ratify the Incentive Plan
In the event our stockholders fail to approve the proposal to adopt the Plan, we will not be able to make the proposed additional two million shares available for issuance under the 2012 Plan, but the 2012 Plan will otherwise remain in effect. Without the ability to grant equity awards contemplated by the Company, the Company believes it will be unable to offer competitive compensation terms to attract and retain key personnel and further align our employees’ interests with that of the stockholders.  In fact, if the Plan is not approved by our stockholders, we will only have 1,242,295 shares available for issuance under the 2012 Plan.  In such event, we will be required to re-evaluate our compensation structure to ensure that it remains competitive. This evaluation may result in the modification of the amount and types of compensation that are payable to our employees.
The stockholders are urged to read this entire proposal and the Plan document attached in full as Appendix A.  The Company believes that the Plan is necessary to recruit and retain directors, officers and key employees critical to the Company’s success, and thus is in the best interest of the Company’s stockholders.
Eligibility; Plan Benefits
Members of the Board and our officers and employees are eligible to receive awards under the Plan as are other persons providing significant services to the Company and its subsidiaries, subject in each case to the discretion of the Compensation Committee. As of April 24, 2017, approximately 280 individuals were eligible to receive awards under the Plan, including approximately four non-management members of the Board, three executive officers and 273 employees.
Since all awards will be made at the discretion of the Compensation Committee, it is not possible to determine the amount, timing or recipients of future awards. Therefore, it is not presently possible to determine the benefits or amounts that will be received by particular eligible persons or groups pursuant to the Plan in the future.
Administration of the Plan
The Plan will be administered by the Compensation Committee, or another committee of the Board composed solely of two or more independent directors.  The Compensation Committee has discretionary authority with respect to the granting of awards to eligible persons and the administration of the Plan, subject to its terms.
Types of Awards
Non-Qualified Stock Options (“NQSOs”). NQSOs are options to purchase shares of Common Stock that are not intended to qualify as “incentive stock options” at purchase prices established by the Committee on the date the options are granted; the purchase price shall not be less than 100% of the fair market value of the shares on the date of the grant. No NQSO may be exercisable later than ten years after the date it is granted. NQSOs shall become exercisable over a period of not less than three years from the grant date and no portion of the NQSO shall vest prior to the first anniversary of the grant date, no more than one-third of the grant shall vest prior to the second anniversary of the grant date and no more than two-thirds of the grant shall vest prior to the third anniversary of the grant date; provided, however, that the Plan allows the Compensation Committee to establish a vesting schedule other than the immediately foregoing schedule for up to 100,000 shares of NQSOs in the aggregate.

Incentive Stock Options (“ISOs”). ISOs are options to purchase shares of Common Stock at no less than 100% of the fair market value of the shares on the date of the grant, which qualify for favorable tax treatment as described below. The aggregate fair market value of the stock with respect to which ISOs are exercisable for the first time by a recipient in any calendar year shall not exceed $100,000. No ISO may be exercisable later than ten years after the date it is granted. ISOs granted under the Plan shall become exercisable over a period of not less than three years from the grant date and no portion of the ISO shall vest prior to the first anniversary of the grant date, no more than one-third of the grant shall vest prior to the second anniversary of the grant date and no more than two-thirds of the grant shall vest prior to the third anniversary of the grant date; provided, however, that the Plan allows the Compensation Committee to establish a vesting schedule other than the immediately foregoing schedule for up to 100,000 shares of ISOs in the aggregate.
Stock Appreciation Rights (“SARs”). A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock and the exercise price of the SAR. The Compensation Committee may grant an award in the form of an SAR which may, but need not, relate to a specific stock option granted. The exercise price of an SAR shall not be less than the fair market value of the Company’s Common Stock on the date of grant. The term of the SAR will be determined by the Compensation Committee at its sole discretion, but it cannot exceed ten years. A SAR may be granted in connection with a stock option or may be granted independently. SARs shall become exercisable over a period of not less than three years from the grant date in equal increments of the first and subsequent anniversaries of the grant date.
Restricted Stock Awards. The Compensation Committee may grant restricted stock awards for no cash consideration or for cash consideration determined by it in its discretion. Unless the Compensation Committee otherwise provides in the award, a holder of restricted stock will be entitled to vote the stock during the period of restriction. The period of restriction shall be established by the Compensation Committee provided that, subject to certain exceptions for grants made as part of an annual or initial grant to non-employee members of the Board and small restricted grants made in connection with sales award programs, restricted stock shall vest over a period of not less than three years from the grant date and no portion of the grant shall vest prior to the first anniversary of the grant date, no more than one-third of the grant shall vest prior to the second anniversary of the grant date and no more than two-thirds of the grant shall vest prior to the third anniversary of the grant date; provided, further, that the Plan allows the Compensation Committee to establish a vesting schedule other than the immediately foregoing schedule for up to 100,000 shares of restricted stock in the aggregate.
Performance Awards. The Committee may issue performance awards in the form of Common Stock or cash payments or some combination thereof to be issued in the event that certain performance goals established by the Committee are achieved over a period of time designated by the committee of not less than one year or more than five years.
Stock Unit. A stock unit is the right to receive a share of Common Stock at such time and subject to such terms and conditions established by the Committee.
No dividend will be paid on any equity award until the shares are actually issued and any applicable restrictions are lifted. No dividend equivalent units may be granted under the Plan either independently or in connection with another award.
Stock Awards under the Plan
The maximum aggregate number of shares of our Common Stock that may be issued under the Plan (subject to any adjustment due to recapitalization or reorganization permitted under the Plan) will not exceed seven million shares of our Common Stock. Stock underlying outstanding options, stock appreciation rights, restricted stock units or performance awards will reduce the number of shares of Common Stock issuable under the Plan while such options, stock appreciation rights, restricted stock units or performance awards are outstanding.  Shares underlying expired, cancelled or forfeited options, stock appreciation rights, restricted stock units or performance awards shall, once expired, cancelled, or forfeited, become available for future issuance under the Plan. Any shares which are used as full or partial payment for the purchase price of shares or to satisfy the tax withholding obligation with respect to any award shall not be added back to the Plan. The gross number of shares of Common Stock covered by a stock appreciation right will be counted against the plan maximum, regardless of the number of shares delivered upon exercise. Restricted stock issued pursuant to the Plan will reduce the shares available under the Plan while outstanding even while subject to restriction. Shares of restricted stock which are forfeited or returned to the Company shall also be added back to the Plan for future issuance. Shares of Common Stock repurchased with proceeds obtained in connection with an option exercise may not be added back to the Plan. The shares of our Common Stock issued pursuant to the Plan may be authorized but unissued shares, shares held by us in treasury or shares which have been reacquired by us including shares which have been bought in the open market or pursuant to private transactions.

Other Provisions
Tax Withholding. An award recipient’s tax withholding with respect to an award will be satisfied by withholding from any payment related to the award or, with respect to awards settled in our Common Stock, at the discretion of the Compensation Committee and subject to conditions that the Compensation Committee may impose, by the withholding of shares of stock based on the fair market value of the shares.  The Plan allows the Company to withhold an amount greater than the minimum amount of tax required to be withheld to satisfy federal, state, and local taxes, provided that such greater amount is permissible under applicable tax, legal, accounting and other guidance.
Amendment and Termination. The Board may amend or terminate the Plan or the Compensation Committee’s authority to grant awards under the Plan without the consent of stockholders or award recipients except, that no amendment to the Plan may be made without stockholder approval if it would either increase the number of shares that may be issued under the Plan or change the eligibility requirements. The Board may condition any amendment on the approval of our stockholders if such approval is necessary or advisable under tax, securities or other applicable laws, policies or regulations. No amendment or termination of the Plan may adversely affect any award previously granted under the Plan without written consent of the affected award recipient. Except as prohibited by applicable law (including, without limitation, Section 162(m) of the Code), the Compensation Committee may amend or terminate any outstanding award, or waive any conditions or rights under such award, but any such amendment or termination may require the consent of the award recipient.
Federal Tax Consequences
The following discussion is for general information only and is intended to briefly summarize the U.S. federal tax consequences to award recipients arising from participation in the Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of an award granted under the Plan may vary depending on the award recipient’s particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state or local tax consequences.
Non-qualified Stock Options. At the time an NQSO is granted, no income will be recognized by the award recipient. When the NQSO is exercised, the award recipient will recognize ordinary income in an amount equal to the difference between the option price paid for the Common Stock and the fair market value of the stock on the date of exercise. When the Common Stock acquired through exercise of an NQSO is sold, the appreciation (or depreciation) in the value of the stock after the date of exercise will be treated as a short-term or long-term capital gain (or loss) depending on how long the shares have been held.
Incentive Stock Options. At the time an ISO is granted, no income will be recognized by the award recipient. In general, no income is recognized upon the exercise of an ISO. If the award recipient exercises an ISO and holds the stock acquired from that exercise for at least one year after the exercise date, and two years after the option grant date, then the award recipient will recognize a long-term capital gain upon the sale of the Common Stock for the amount realized in excess of the option price (or a long-term capital loss if the amount realized is less than the option price). If the award recipient sells the shares acquired through exercise of an ISO within two years of the option grant date or within one year after the transfer of the shares to the award recipient, ordinary income will be recognized in the year of disposition in an amount equal to the excess of the fair market value of the stock at the time of exercise over the option price.
Stock Appreciation Rights. No income will be recognized by the recipient of an SAR grant. When the SAR is exercised, the award recipient will include an amount equal to the cash received and fair market value of unrestricted stock or property received on the exercise as ordinary income.
Restricted Stock Awards. Generally, restricted stock awards are not subject to tax until the shares are no longer subject to forfeiture or other restrictions, at which time the award recipient must recognize ordinary income for the fair market value of the shares. If an award recipient elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares, the shares will be taxable to the award recipient upon receipt of the award as ordinary income for the fair market value of the shares. Short-term or long-term capital gain (or loss) will be recognized upon sale of the shares depending on how long the shares have been held and the amount of appreciation (or depreciation).
Subject to the discussion immediately below, we (or our subsidiaries) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the ordinary compensation income recognized by an award recipient under the foregoing rules.
Tax Code Limitations on Deductibility. For the amounts described above to be deductible by us (or by our subsidiaries), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.
Our ability (and the ability of our subsidiaries) to obtain a deduction for future payments under the Plan could also be limited by the golden parachute payment rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change of control of an employer-corporation.

Finally, our ability (and the ability of our subsidiaries) to obtain a deduction for amounts paid under the Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to a covered employee to $1,000,000 during any taxable year. Although the Plan has been drafted to satisfy the requirements for the performance-based compensation exception to this $1,000,000 deduction limit with respect to performance awards, the Compensation Committee retains the flexibility to approve compensation in certain cases that will not meet the requirements in order to ensure competitive levels of total compensation for its executive officers while creating and improving stockholder value. In these situations, the Compensation Committee may approve compensation that is non-deductible under IRC Section 162(m). Additionally, the rules and regulations promulgated under IRC Section 162(m) are complicated, and may change from time to time, sometimes with retroactive effect. As such, there can be no guarantee that any compensation intended to meet the requirements of IRC Section 162(m) will do so.
Application of Section 409A of the Code. Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A of the Code, “non-qualified deferred compensation” includes certain equity-based incentive programs, including performance award programs. Generally speaking, Section 409A of the Code does not apply to incentive awards that are paid at the time the award vests. Likewise, Section 409A of the Code typically does not apply to restricted stock. Section 409A of the Code does, however, apply to incentive awards the payment of which is delayed beyond the calendar year in which the award vests.
The Company intends that awards made pursuant to the Plan will be designed to comply with the requirements of Section 409A of the Code to the extent such awards are not exempt from coverage. However, if an award fails to comply with Section 409A of the Code in operation, a holder could be subject to the additional taxes and interest.
The above summary relates to U.S. federal income tax consequences only and applies to U.S. citizens and foreign persons who are U.S. residents for U.S. federal income tax purposes. The U.S. federal income tax consequences associated with the issuance of shares of our Common Stock to nonresident aliens depends upon a number of factors, including whether such issuance is considered to be U.S. source income and whether the provisions of any treaty are applicable. The acquisition, ownership or disposition of shares of our Common Stock may also have tax consequences under various state, local and foreign laws.
Vote Required and Board of Directors’ Recommendation
The affirmative vote of the holders of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the matter will be required to approve the Plan. Abstentions with respect to this matter have the same effect as a vote “against” the matter.
The Board recommends stockholders vote “FOR” the proposal to adopt and approve the Second Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan.

PROPOSAL 6.  APPROVAL OF THE COMPANY’S PLAN FOR TAX DEDUCTIBLE EXECUTIVE INCENTIVE COMPENSATION

At the meeting, you will be asked to approve the Perficient, Inc. Plan for Tax Deductible Executive Incentive Compensation (the “162(m) Plan”). Stockholder approval of the 162(m) Plan will permit Perficient to take a tax deduction for the full amount of annual incentive compensation paid to employees who are “covered employees” under IRC Section 162(m). The 162(m) Plan replaces the Perficient, Inc. Plan for Tax Deductible Executive Incentive Compensation approved by stockholders in 2012.
Approval of the 162(m) Plan is only to allow the Company to take advantage of tax deductions and will not result in a change in the Company’s practices with respect to determining the amount of incentive compensation paid to executives.
IRC Section 162(m) generally does not allow publicly held companies to take tax deductions of more than $1,000,000 in a year for compensation paid to officers named in the Summary Compensation Table (“covered employees”) unless that compensation satisfies the conditions in Section 162(m) for “performance based” compensation. One of the conditions is stockholder approval of the material terms of the performance goals on which compensation is based. Approval of the 162(m) Plan at the meeting will satisfy this condition. Approval of the 162(m) Plan does not guarantee that all payments made under the plan will be deductible by the Company.
A copy of the 162(m) Plan, as approved by the Company’s Board of Directors, is attached to this Proxy Statement as Appendix B, and the following description is qualified in its entirety by reference to the complete 162(m) Plan.

Administration
The 162(m) Plan will be administered by either the Compensation Committee or another committee appointed by the Board. The committee administering the 162(m) Plan (the “Committee”) will, at all times, consist of “outside directors” within the meaning of Section 162(m).
Eligibility
The Committee will designate the participants in the 162(m) Plan for each fiscal year or “Performance Period.” Participants will be employees who are or who may be covered employees for the Performance Period. For the 2017 Performance Period, the Committee has designated three executives to participate in the 162(m) Plan.
Performance Target
The Committee will establish a performance target which must be attained in a Performance Period before the Target Award is to be paid to a participant. The performance target will be based on one or more of the following criteria: (a) earnings per share or adjusted earnings per share; (b) pre-tax or after-tax return on equity; (c) pre-tax or after-tax net income; (d) business unit or departmental pre-tax or after-tax income; (e) book value per share; (f) market price per share; (g) relative performance to peer group companies; (h) expense management; (i) total return to stockholders, and (j) sales. The performance target shall be established in writing by the Committee no later than 90 days after the beginning of the first Performance Period under the 162(m) Plan.
The Committee will establish a target award for each participant for a Performance Period in writing no later than 90 days after the beginning of each Performance Period.  If the performance target for a Performance Period has been attained and is certified by the Committee in writing, the target award shall be paid to each participant for that period, less the amount of any discretionary reduction made by the Committee based on criteria that it shall determine.
Because the amounts payable are subject to the satisfaction of the performance target and subject to negative adjustments by the Committee in its discretion, it cannot be determined at this time what amounts, if any, will be received by participants under the 162(m) Plan with respect to the 2017 Performance Period. The 2012 162(m) Plan applied to the 2016 Performance Period. No bonuses were paid to the named executive officers for 2016 as the Company did not achieve the required performance criteria applicable under the 2012 162(m) Plan.
Amendment and Termination
The Committee, in its sole and absolute discretion, may modify or amend any or all of the provisions of the 162(m) Plan at any time and from time to time, without notice, and may suspend or terminate it entirely.
Vote Required and Board of Directors’ Recommendation
The affirmative vote of a majority of the shares of the Company’s Common Stock cast in person or by proxy, excluding abstentions, will be required to approve the 162(m) Plan. If the stockholders do not approve the 162(m) Plan, it will not become effective. The Board may pay bonuses for 2017 pursuant to another plan, but any such bonuses paid would be subject to the $1,000,000 limit on deductibility.
The Board recommends that the stockholders vote “FOR” the Perficient, Inc. Plan for Tax Deductible Executive Incentive Compensation.

PROPOSAL 7. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2017.  KPMG has served as the Company’s independent registered public accounting firm since 2007.  Although action by the stockholders in this matter is not required, the Audit Committee believes that in light of the critical role played by the independent registered public accounting firm in providing assurance regarding the integrity of the Company’s internal controls over financial reporting, it is a matter of good practice. The affirmative vote of a majority of the shares of our Common Stock cast in person or by proxy, excluding abstentions, on the proposal will be considered approved by the stockholders.

In the event our stockholders fail to approve the proposal to appoint KPMG as the Company’s independent registered public accounting firm, the Audit Committee will reconsider whether or not to retain the firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

The Board recommends a vote “FOR” the proposal to ratify the independent registered public accounting firm.

Principal Accounting Firm Fees and Services

The table below sets forth an estimate of the fees that we expect to be billed for audit services for fiscal year 2016, as well as the fees expected to be billed with respect to audit-related, tax and all other services rendered during that period. In addition, the table sets forth the fees billed for audit, audit-related, tax and all other services during or in connection with fiscal year 2015.

	Year Ended December 31,
	2016	2015
Audit fees	$825,000	$739,000
Audit-related fees	33,000	9,000
Tax fees	585,000	530,000
All other fees	51,000	-
Total fees	$1,494,000	$1,278,000

Audit Fees. Audit fees represent fees for professional services provided in connection with the audits of the Company’s annual financial statements and the operating effectiveness of internal control over financial reporting included in the Company’s Annual Report on Form 10-K; the quarterly reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q; other statutory or regulatory filings; and services that are normally provided in connection with such filings.

Audit-Related Fees. Assurance and related services that are reasonably related to the performance of the audit or review of financial statements including attest or audit services that are not required.

Tax Fees. Tax fees represent all fees provided for professional services rendered by KPMG for tax compliance, tax advice and tax planning. The Company did not pay any other tax-related fees to KPMG for the years ended December 31, 2016 or December 31, 2015.

 All Other Fees. All other fees represents fees for services at a foreign subsidiary related to an operational assessment of information technology security and an operational assessment of processes against leading industry and regulatory requirements.

Services. The audit report of KPMG on the Company’s financial statements as of December 31, 2016 and 2015 and for each of the three years ended December 31, 2016 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. KPMG’s audit report on the effectiveness of internal control over financial reporting as of December 31, 2016 indicated that in KPMG’s opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016.

We expect that one or more representatives of KPMG will be present at the Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit services and non-audit services that are permitted by applicable laws and regulations, and that are to be performed by the Company’s independent auditors. As part of those policies and procedures, the Audit Committee has pre-approved specific audit and audit-related services that may be provided by the Company’s independent auditors subject to certain maximum dollar amounts. No further approval by the Audit Committee is required in advance of services falling within the specific types of services and cost-levels included in the pre-approved services. Any proposed services not specifically pre-approved or exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. No services of any kind were approved pursuant to a waiver permitted pursuant to 17 CFR 210.2-01(c)(7)(i)(C).

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board by providing oversight of the financial management, legal compliance programs, independent auditors, and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with U.S. GAAP. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements, as of and for the fiscal year ended December 31, 2016, were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee has discussed with the independent auditors matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 “Communications with Audit Committees.”  The Audit Committee also received the written disclosures from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the independent auditors their independence and related matters.

The Audit Committee also has discussed with the Company’s independent auditors, with and without management present, their evaluation of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

The Audit Committee
David S. Lundeen, Chairman
Ralph C. Derrickson
James R. Kackley

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of the Common Stock as of April 24, 2017 for each director, each of the Nominee Directors, and each executive officer named in the Summary Compensation Table herein, and by all directors and executive officers of the Company as a group.

Name and Company Position	Shares Beneficially Owned (1)	Percent of Class (2)
Jeffrey S. Davis, President, CEO and Chairman	620,589	1.8%
Kathryn J. Henely, COO	251,256	*
Paul E. Martin, CFO	257,187	*
Ralph C. Derrickson, Director	40,647	*
John S. Hamlin, Director	37,807	*
James R. Kackley, Director	38,752	*
David S. Lundeen, Director	55,534	*
Brian L. Matthews, Director	5,855	*
Directors and executive officers as a group (8 persons)	1,307,627	3.7%

(1)	Represents the Company’s only class of voting Common Stock.
(2)	The percentage of Common Stock owned is based on total shares outstanding of 35,271,759 as of April 24, 2017.
(3)	Mr. Hamlin will not stand for re-election to the Board.
*	Represents less than 1% of the Company’s Common Stock outstanding as of April 24, 2017.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of April 24, 2017, information for each entity that, to the knowledge of the Company, beneficially owned more than 5% of the Common Stock, based on statements filed with the SEC pursuant to Section 13(g) or 13(d) of the Exchange Act:

	Amount and Nature of Shares
Name and Address of Beneficial Owner	Beneficially Owned		Percent of Class (1)
FMR LLC	4,870,998	(2)	13.8%
245 Summer Street
Boston, MA 02210
BlackRock Inc.	4,170,067	(3)	11.8%
55 East 52nd Street
New York, NY 10022
Dimensional Fund Advisors LP	1,811,239	(4)	5.1%
6300 Bee Cave Rd., Building One
Austin, TX 78746

(1)	The percentage of Common Stock owned is based on total shares outstanding of 35,271,759 as of April 24, 2017.
(2)
According to information provided to the Company in an amendment to Schedule 13G filed with the SEC on February 14, 2017.  The Schedule 13G states that the filer has sole voting power for 1,312,058 shares and sole power to dispose or to direct the disposition of all shares.

(3)
According to information provided to the Company in an amendment to Schedule 13G filed with the SEC on January 17, 2017.  The Schedule 13G states that the filer has sole voting power for 4,093,702 shares and sole power to dispose or to direct the disposition of all shares.

(4)
According to information provided to the Company in a Schedule 13G filed with the SEC on February 9, 2017.  The Schedule 13G states that the filer has sole voting power for 1,691,163 shares and sole power to dispose or to direct the disposition of all shares.

Equity Compensation Plan Information

The following table provides information with respect to the equity securities that are authorized for issuance under the Company’s compensation plans as of December 31, 2016:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation (#)(1)
Equity Compensation Plans Approved by Security Holders	-	$-	1,926,116
Equity Compensation Plans Not Approved by Security Holders	-	-	-
Total	-	$-	1,926,116

(1)
Represents authorized shares issuable pursuant to the Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan. Also includes 347,530 shares reserved for issuance under the Perficient, Inc. Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers, directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and Nasdaq. Based solely on a review of the copies of reports furnished to the Company and written representations from the Company’s executive officers, directors, and persons who beneficially own more than 10% of the Company’s equity securities, the Company believes that, during the preceding year, all filing requirements applicable to the Company’s officers, directors, and 10% beneficial owners under Section 16(a) were satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In order to identify and address concerns regarding related party transactions and their disclosures, the Company uses Directors and Officers Questionnaires and its conduct and ethics policies.  The Company also considers the independence of its directors.  The discussion of the independence of the directors contained herein under the caption “Composition and Meetings of the Board of Directors and Committees” beginning on page 5.

Directors and Officers Questionnaires are distributed to directors and executive officers at the beginning of each fiscal year to identify any potential related-party transactions. Within the questionnaire, directors and executive officers are asked to describe any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, occurring since January 1, 2016, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the following had or will have a direct or indirect interest: (i) the individual; (ii) any director or executive officer of the Company; (iii) a nominee for director; (iv) an immediate family member of a director or executive officer of the Company; (v) an immediate family member of a nominee for director; (vi) a security holder of 5% or more of the Common Stock; or (vii) an immediate family member of the security holder. Responses provided within the questionnaire are reviewed by management of the Company to determine any necessary course of action. In 2016, no related party transactions were entered into except that Mr. Matthews is a greater than 5% member and officer of River City Internet Group, L.L.C. d/b/a Hostirian (“Hostirian”), a contractor that in the ordinary course of business hosts certain equipment for the Company for which the Company paid Hostirian approximately $123,000 in 2016. The Company expects that in 2017, it will continue to use Hostirian’s services and pay Hostirian an amount consistent with, or less than, 2016 payments. Mr. Matthews does not have a material interest in the transaction other than in his capacity as a member and officer of Hostirian. None of our directors or director nominees are a party to any agreement or arrangement relating to compensation provided by a third party in connection with their candidacy or board service as required to be disclosed pursuant to NASDAQ Rule 5250(b)(3).

It is the policy of the Company that all employees, directors, and agents maintain the highest ethical standards and comply with all applicable legal requirements when conducting Company business. Guidelines regarding conflicts of interest are detailed in the Company’s Corporate Code of Business Conduct and Ethics (the “Code of Conduct”) for employees and in the Financial Code of Ethics for the CEO, CFO, and Other Senior Financial Officials (the “Financial Code of Ethics”), both adopted by the Board. These policies are available on the Company’s website at www.perficient.com.  Any amendment to, or waiver of, the Financial Code of Ethics will be disclosed by the Company on its website at www.perficient.com.  All Company employees must deal with vendors, customers, and others doing business with the Company in a manner that avoids even the appearance of conflict between personal interests and those of the Company. Potential conflicts of interest may arise from any of the following:

•
A direct or indirect financial interest in any business or organization that is a Company vendor or competitor, if the employee or director can influence decisions with respect to the Company’s business with respect to such business or organization; and

•	Serving on the board of directors of, or being employed in any capacity by, a vendor, competitor or customer of the Company.

Relationships, including business, financial, personal, and family, may give rise to conflicts of interest or the appearance of a conflict. Employees are encouraged to carefully evaluate their relationships as they relate to Company business to avoid conflict or the appearance of a conflict. To avoid conflicts of interest or the appearance of a conflict:

•	Employees are prohibited from directly or indirectly competing, or performing services for any person or entity in competition with, the Company.
•	Employees are required to comply with the policies set forth in the Code of Conduct regarding the receipt or giving of gifts, favors or entertainment.
•
A full-time employee is required to obtain the approval of his or her supervisor before serving as a trustee, regent, director, or officer of a philanthropic, professional, national, regional, or community organization, or educational institution.

•	Employees may not sell or lease equipment, materials or property to the Company without appropriate corporate authority.
•	Employees are required to purchase Company equipment, materials or property only on terms available to the general public.

Any employee or director who becomes aware of a conflict is required to bring it to the attention of a supervisor, management or other appropriate personnel.

Directors are expected and required to uphold the same dedication to corporate ethics as the Company’s employees.

If a conflict of interest arises involving an executive officer or director, the Board must approve a waiver to the Code of Conduct and if a director has the conflict, that director must abstain from the approval.  Waivers are made on a case-by-case basis.  The Board has not adopted a formal written policy with respect to waiving conflict of interests or approving related party transactions.  In making this determination, the Board considered the infrequency in occurrence of these transactions.  Any waivers to the Code of Conduct granted to an executive officer or director shall be disclosed by the Company on its website at www.perficient.com.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any stockholder of Perficient eligible to vote in an election may make stockholder proposals and nominations for the 2018 Annual Meeting.  In order to be considered for inclusion in the 2018 Proxy Statement and considered at the 2018 Annual Meeting, all stockholders proposals, nominations and notifications must: (i) comply with the procedures set forth in Perficient’s bylaws; and (ii) be appropriately received by the Secretary of Perficient on or before December 29, 2017.

Pursuant to the bylaws of Perficient, nominations of persons for election to the Board may be made at a meeting of stockholders by or at the direction of the Board or by any stockholder entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in the bylaws.  Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to notice in writing to the Secretary of the Company, and must be received by the Secretary of Perficient on or before December 29, 2017.  Such stockholder’s notice shall set forth:

(1) the name, age, business address and residence address of such person;

(2) the principal occupation or employment of such person;

(3) the class and number of shares of the Company which are beneficially owned by such person;

(4) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

(5) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required in each case pursuant to Regulation 14A of the Exchange Act (including without limitation such person’s written consent to being named in the Proxy Statement, if any, as a nominee and to serve as a director if elected).

Any nominations received from stockholders must be in full compliance with applicable laws and with the bylaws of Perficient.

OTHER MATTERS

The Board does not intend to bring any matters before the Meeting other than those stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please promptly complete, sign, date, and return a proxy card or vote your proxy by telephone or the Internet according to the instructions on your proxy card.

APPENDIX A

SECOND AMENDED AND RESTATED
PERFICIENT, INC.
2012 LONG TERM INCENTIVE PLAN
(as amended and restated as of February 21, 2017)

Perficient, Inc. (the “Corporation”) adopted the 2012 Long Term Incentive Plan at its annual stockholder meeting in 2012 and amended and restated the plan in its entirety in 2014, which such amended and restated plan was approved by the Corporation’s stockholders at the annual stockholder meeting of the Corporation in 2014 (as amended and restated, the “2012 Plan”).  The Corporation now wishes to further amend and completely restate the 2012 Plan including amendments to increase the number of shares, further clarify and restrict the terms “Plan Maximum” and “repricing”, prohibit the entitlement of dividends on restricted stock during the period of restriction and extend the duration of the 2012 Plan. These plan changes are contingent upon approval of the stockholders of the Corporation at its 2017 Annual Meeting of Stockholders. This second amendment and restatement of the 2012 Plan (the “Plan”) was approved by the Board of Directors of the Corporation on February 21, 2017.

The 2012 Plan is hereby amended to read in its entirety as follows:

1. Purpose.  The purpose of the Plan is to encourage officers, employees, directors and other persons providing significant services to the Corporation and its subsidiaries to acquire a proprietary and vested interest in the growth and performance of the Corporation, to generate an increased incentive to contribute to the Corporation’s future success and prosperity, thus enhancing the value of the Corporation for the benefit of stockholders, and to enhance the ability of the Corporation to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Corporation depends.

2. Administration.  The Plan shall be administered by a committee of the Board of Directors (the “Administrator”), composed solely of two or more “outside directors” as defined in Section 162(m) of the Internal Revenue Code, as amended, and the regulations thereunder (the “Code”).

The authority to select persons eligible to participate in the Plan, to grant benefits in accordance with the Plan, and to establish the timing, pricing, amount and other terms and conditions of such grants (which need not be uniform with respect to the various participants or with respect to different grants to the same participant), may be exercised by the Administrator in its sole discretion.  Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable.

The Administrator in its sole discretion may delegate and assign specified duties and authority of the Administrator to any other committee and retain the other duties and authority of the Administrator to itself.

3. Shares Reserved Under the Plan.  Subject to the provisions of Section 13 (relating to adjustment for changes in capital stock) the aggregate number of  shares of the common stock of the Corporation (“Common Stock”) that may be available for delivery pursuant to awards granted under the Plan shall be Seven Million (7,000,000) shares of Common Stock.  The shares may be authorized but unissued shares or treasury shares, including shares reacquired by the Corporation either in the open market or in private transactions.

As used in this Section 3, the term “Plan Maximum” shall refer to the number of shares of Common Stock of the Corporation that are available for grant of awards pursuant to the Plan.  Stock underlying outstanding options, stock appreciation rights, restricted stock units or performance awards will reduce the Plan Maximum while such options, stock appreciation rights, restricted stock units or performance awards are outstanding.  Shares underlying expired, canceled or forfeited options, stock appreciation rights, restricted stock units or performance awards shall be added back to the Plan Maximum.  Any shares which are used as full or partial payment for the purchase price of shares or the tax withholding obligation with respect to any award granted under the Plan shall not be added back to the Plan Maximum.  For example, if the exercise price of an option is paid by net exercise or by tender to the Corporation of shares of Common Stock, or attestation to the ownership, of shares of Common Stock owned by the recipient, the number of shares available for issuance under the Plan will be reduced by the gross number of shares of Common Stock for which the option is exercised. The gross number of shares of Common Stock covered by a stock appreciation right shall be counted against the Plan Maximum, regardless of the number of shares delivered upon exercise. Restricted stock issued pursuant to the Plan will reduce the Plan Maximum while outstanding even while subject to restriction.  Shares of restricted stock that are forfeited or are returned to the Corporation as part of a restructuring of benefits granted pursuant to the Plan shall be added back to the Plan Maximum. Shares of Common Stock repurchased with proceeds obtained in connection with an option exercise shall not be added back to the Plan.  No award may be granted under the Plan more than ten years after the date the Plan is approved by the Board of Directors.

Notwithstanding the above, the maximum number of shares subject to stock options or stock appreciation rights that may be awarded in any calendar year to any individual shall not exceed 100,000 shares (as adjusted in accordance with Section 13).

4. Participants.  Eligible participants under the Plan will consist of such officers, employees and directors of the Corporation or any designated subsidiary as the Administrator in its sole discretion shall determine.  Eligible participants under the Plan may also include any individual other than an employee who has been retained to render consulting or advisory services to the Corporation or any designated subsidiary as the Administrator may determine in its sole discretion.  Designation of a participant in any year shall not require the Administrator to designate such person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year.  The Administrator shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits.

5. Types of Benefits.  The following benefits may be granted under the Plan: (a) stock appreciation rights (“SARs”); (b) restricted stock (“Restricted Stock”); (c) performance awards (“Performance Awards”); (d) incentive stock options (“ISOs”); (e) nonqualified stock options (“NQSOs”); and (f) stock units (“Stock Units”), all as described below.

6. Stock Appreciation Rights.  A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, which shall be no less than 100% of the fair market value of the underlying shares on the date the SAR is granted, subject to such terms and conditions set forth in a SAR agreement as may be established by the Administrator in its sole discretion.  At the sole discretion of the Administrator, SARs may be exercised: (a) in lieu of exercise of an option, (b) in conjunction with the exercise of an option, (c) upon lapse of an option, (d) independent of an option or (e) in each of the circumstances stated in (a) through (d) above, in connection with a previously awarded option under the Plan.  If the option referred to in (a), (b) or (c) above qualified as an ISO pursuant to Section 422 of the Code, the related SAR shall comply with the applicable provisions of the Code.  At the time of grant, the Administrator may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose conditions on exercise of a SAR that conform to the requirements of the Plan.  At the sole discretion of the Administrator, payment for SARs may be made in cash or shares of Common Stock, or in a combination thereof.  SARs will be exercisable not later than ten years after the date they are granted and will expire in accordance with the terms established by the Administrator.  SARs shall become exercisable over a period of no less than three years in equal increments on the first and subsequent anniversaries of the grant date.

7. Restricted Stock.  Restricted Stock is Common Stock issued or transferred under the Plan (other than upon exercise of stock options or as Performance Awards), subject to such terms and conditions set forth in a Restricted Stock agreement as may be established by the Administrator in its sole discretion.  In the case of any Restricted Stock:

(a) The purchase price, if any, will be determined by the Administrator.

(b) The period of restriction shall be established by the Administrator for any grants of Restricted Stock; provided that Restricted Stock shall vest over a period of no less than three years, and that no portion of the grant shall vest prior to the first anniversary of the grant date, no more than one-third of the grant shall vest prior to the second anniversary of the grant date and no more than two-thirds of the grant shall vest prior to the third anniversary of the grant date; provided, further, that the Administrator may establish a vesting schedule other than the immediately foregoing schedule with respect to grants under the Plan of up to 100,000 shares of Restricted Stock in the aggregate.

(c) Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof; (ii) rights of the Corporation to reacquire such Restricted Stock at the purchase price, if any, originally paid therefor upon termination of the recipient’s employment or service within specified periods; (iii) representation by the recipient that he or she intends to acquire Restricted Stock for investment and not for resale; and (iv) such other restrictions, conditions and terms as the Administrator deems appropriate.

(d) Unless otherwise provided in the Restricted Stock agreement established by the Administrator, the recipient shall be entitled to vote the Restricted Stock during the period of restriction.

(e) The Administrator shall determine whether Restricted Stock is to be delivered to the recipient with an appropriate legend imprinted on the certificate or if the shares are to be issued in the name of a nominee or deposited in escrow pending removal of the restrictions.

Paragraph (b) above shall not apply to Restricted Stock (i) issued to a non-employee director of the Corporation as part of an annual or initial grant made to non-employee members of the Board of Directors; or (ii) issued pursuant to a sales award program existing on January 25, 2017 (or a successor to such a program), provided that the award has a value of less than $100,000 on the grant date.

8. Performance Awards.  Performance Awards are Common Stock, monetary units or some combination thereof, to be issued without any payment therefor, in the event that certain performance goals established by the Administrator are achieved over a period of time designated by the Administrator, but not in any event less than one year or more than five years.  The goals established by the Administrator may include (a) earnings per share or adjusted earnings per share; (b) pre-tax or after-tax return on equity; (c) pre-tax or after-tax net income; (d) business unit or departmental pre-tax or after-tax income; (e) book value per share; (f) market price per share; (g) relative performance to peer group companies; (h) expense management; (i) total return to stockholders; (j) sales; and (k) such other goals as may be established by the Administrator.  In the event the minimum corporate goal is not achieved at the conclusion of the applicable performance period, no payment shall be made to the recipient.  Actual payment of the award earned shall be in cash or in Common Stock or in a combination thereof, as the Administrator may determine in its sole discretion.  If Common Stock is used, the recipient shall not have the right to vote and receive dividends until the goals are achieved and the actual shares are issued.

9. Incentive Stock Options.  ISOs are options to purchase shares of Common Stock that qualify as and are intended to be incentive stock options under the requirements of Section 422 of the Code. The exercise price of such option shall not be less than 100% of the fair market value of the shares on the date the option is granted, and such option shall be subject to such other terms and conditions set forth in an option agreement established by the Administrator in its sole discretion.  ISOs are intended to qualify with the requirements of Section 422 of the Code.  The purchase price for ISOs may be paid: (a) by check or (b) in the sole discretion of the Administrator, by the delivery of shares of Common Stock owned by the recipient, or (c) in the sole discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement.  The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by a recipient during any calendar year (under all option plans of the Corporation and its subsidiaries) shall not exceed $100,000.  No ISO shall be exercisable more than ten years after the date it is granted.  ISOs shall become exercisable over a period of no less than three years from the grant date and no portion of the ISO shall vest prior to the first anniversary of the grant date, no more than one-third of the grant shall vest prior to the second anniversary of the grant date and no more than two-thirds of the grant shall vest prior to the third anniversary of the grant date; provided, however, that the Administration may establish a vesting schedule other than the immediately foregoing schedule with respect to grants of ISOs under the Plan of up to 100,000 shares in the aggregate.

10. Nonqualified Stock Options.  NQSOs are options to purchase shares of Common Stock that are not intended to qualify as “incentive stock options” under Section 422 of the Code.  The exercise price of an NQSO shall not be less than 100% of the fair market value of the shares on the date the options are granted, and such option shall be subject to such other terms and conditions set forth in an option agreement as established by the Administrator in its sole discretion.  The purchase price for NQSOs may be paid: (a) by check or (b) in the sole  discretion of the Administrator, by the delivery of shares of Common Stock owned by the recipient, or simply by delivering to the recipient upon exercise of the option only the net number of shares of Common Stock with a value equal to the difference between the fair market value of the shares subject to the option and the purchase price of the option, or (c) in the sole  discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement.  No NQSO shall be exercisable later than ten years after the date it is granted.  NQSOs shall become exercisable over a period of no less than three years from the grant date and no portion of the NQSO shall vest prior to the first anniversary of the grant date, no more than one-third of the grant shall vest prior to the second anniversary of the grant date and no more than two-thirds of the grant shall vest prior to the third anniversary of the grant date; provided, however, that the Administration may establish a vesting schedule other than the immediately foregoing schedule with respect to grants of NQSOs under the Plan of up to 100,000 shares in the aggregate.

11. Stock Units.  A Stock Unit represents the right to receive a share of Common Stock at such time and, subject to such terms and conditions set forth in a Stock Unit agreement established by the Administrator in its sole discretion.  At the sole discretion of the Administrator, a Stock Unit may be paid in cash or shares of Common Stock, or a combination thereof.  The recipient of a Stock Unit does not have the rights of a stockholder until receipt of Common Stock (i.e., the recipient shall not have the right to vote and receive dividends until the actual shares are issued).

12. No Dividends or Dividend Equivalent Units.  No dividends shall be paid with respect to any equity award unless and until such award is issued and any applicable restrictions are lifted. Notwithstanding anything to the contrary in the Plan, no dividend equivalent units shall be granted under the Plan either in connection with any award or in a grant independent of any award.

13. Adjustment Provisions.

(a) If the Corporation shall at any time change the number of issued shares of Common Stock without new consideration to the Corporation (such as by stock dividends or stock splits), the total number of shares reserved for issuance under the Plan and the number of shares covered by each outstanding benefit granted under the Plan shall be adjusted so that the aggregate consideration payable to the Corporation, if any, and the value of each such benefit shall not be changed.  Benefits may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

(b)  Notwithstanding any other provision of the Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

14. Change in Control.  Except as otherwise set forth in the terms of an employment agreement entered into prior to the date this Plan is approved by the Board of Directors, in the event of a Change in Control of the Corporation, as defined below, the vesting of all outstanding SARs, shares of Restricted Stock, ISOs, NQSOs and Stock Units shall be accelerated only to the extent set forth in the applicable award agreement established by the Administrator in its sole discretion; provided, however, that in no event shall vesting accelerate with respect to (i) employees of the Corporation: (A) because of a merger, consolidation, acquisition or similar transaction prior to the consummation of such transaction; and (B) absent a termination of employment (either by the Corporation or by the participant) of the recipient;  and (ii) directors of the corporation because of a merger, consolidation, acquisition or similar transaction prior to the consummation of such transaction.

“Change in Control” means:

(a) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation;

(b) The acquisition by one person, or more than one person acting as a group, of ownership of stock of the Corporation, that together with stock of the Corporation acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Corporation;

(c) A majority of the members of the Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election;

(d) One person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Corporation that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition or acquisitions.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation or other entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation.

This definition of Change in Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

15. Nontransferability.  Each benefit granted under the Plan to an employee shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, that NQSOs granted under the Plan may be transferred, without consideration, to a Permitted Transferee (as defined below).  Benefits granted under the Plan shall be exercisable, during the recipient’s lifetime, only by the recipient or a Permitted Transferee.  In the event of the death of a recipient, exercise or payment shall be made only:

(a) By or to the Permitted Transferee, executor or administrator of the estate of the deceased recipient or the person or persons to whom the deceased recipient’s rights under the benefit shall pass by will or the laws of descent and distribution; and

(b) To the extent that the deceased participant or the Permitted Transferee, as the case may be, was entitled thereto at the date of his or her death.

For purposes of this Section 15, “Permitted Transferee” shall include: (i) one or more members of the recipient’s family, (ii) one or more trusts for the benefit of the recipient and/or one or more members of the recipient’s family, or (iii) one or more partnerships (general or limited), corporations, limited liability companies or other entities in which the aggregate interests of the recipient and members of the recipient’s family exceed 80% of all interests.  For this purpose, the recipient’s family shall include only the recipient’s spouse, children and grandchildren.

16. Taxes.  The Corporation shall be entitled to withhold the amount of any tax required to be withheld with respect to any amounts payable or shares deliverable under the Plan (and may withhold such greater amount as is permissible under applicable tax, legal, accounting and other guidance) after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Corporation may defer making payment or delivery as to any benefit if any such tax is payable until indemnified to its satisfaction.  The person entitled to any such delivery may, by notice to the Corporation at the time the requirement for such delivery is first established, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable, such reduction to be calculated based on a closing market price on the date of such notice.

17. Tenure.  A participant’s right, if any, to continue to serve the Corporation and its subsidiaries as an officer, employee, director, consultant, advisor or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

18. Duration, Interpretation, Amendment and Termination; Repricing.

a) No benefit shall be granted more than ten years after the date the Plan becomes effective in accordance with Section 19 below; provided, however, that the terms and conditions applicable to any benefit granted within such period may thereafter be amended or modified by mutual agreement between the Corporation and the recipient or such other person as may then have an interest therein.

b) Without the prior approval of the Corporation’s stockholders, the Corporation will not effect a “repricing” (as defined below) of any stock options or other benefits granted under the Plan.  For purposes of the immediately preceding sentence, a “repricing” shall be deemed to mean any of the following actions or any other action having the same effect: (i) the lowering of the purchase price of an option or other benefit after it is granted; (ii) the canceling of an option or other benefit in exchange for another option or benefit at a time when the purchase price of the cancelled option or benefit exceeds the fair market value of the underlying stock (unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction); (iii) the purchase or surrender of an option or other benefit for cash or other consideration at a time when the purchase price of the stock option or benefit exceeds the fair market value of the underlying stock (unless the purchase occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction);  (iv) an action that is treated as a repricing under generally accepted accounting principles; or (v) allowing the participant to  surrender  an equity award for cash; provided however, that subpart (v) shall not prevent the Corporation from electing to settle an award in cash  as contemplated in the award agreement.  To the extent that any stock options or other benefits which may be granted under the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the sole discretion of the Administrator, and to the extent that any such stock options or other benefits would so qualify within the terms of the Plan, the Administrator shall have full and complete authority to grant stock options or other benefits that so qualify (including the authority to grant, simultaneously or otherwise, stock options or other benefits which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such stock option or other benefits under the Plan.

c) The Board of Directors may amend the Plan from time to time or terminate the Plan at any time.  However, no action authorized by this paragraph shall reduce the amount of any existing benefit or change the terms and conditions thereof without the recipient’s consent.  No amendment of the Plan shall, without approval of the stockholders of the Corporation, (a) increase the total number of shares which may be issued under the Plan or increase the amount or type of benefits that may be granted under the Plan; or (b) modify the requirements as to eligibility for benefits under the Plan.

19. Effective Date.  The Plan shall become effective as of the date it is last approved by the stockholders of the Corporation as required under applicable law and regulation, including the requirements of the applicable listing exchange.

APPENDIX B

PERFICIENT, INC.
Plan for Tax Deductible Executive Incentive Compensation

Article I.  Establishment And Purpose

1.1 Establishment of the Plan.  Perficient, Inc. (the “Company”) hereby establishes the Perficient, Inc. Plan for Tax Deductible Executive Incentive Compensation (the “Plan”).  The Plan is a successor to the Perficient, Inc. Plan for Tax Deductible Executive Incentive Compensation adopted in 2012.

1.2 Purpose.  Section 162(m) of the Code (as defined below) limits to $1,000,000 the amount of an employer’s deduction for a fiscal year relating to compensation for certain executive officers, with exceptions for specific types of compensation such as performance-based compensation.

This Plan is intended to provide for the payment of qualified performance-based compensation in the form of incentive compensation that is not subject to the Section 162(m) deduction limitation.

1.3 Effective Date.  The effective date of the Plan is January 1, 2017, subject to approval of the material terms of the Plan by the Company’s stockholders.

Article II.  Definitions

2.1 Definitions.  Whenever used herein, the following terms will have the meanings set forth below, unless otherwise expressly provided.  When the defined meaning is intended, the term is capitalized.

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Committee” means the Compensation Committee of the Board, or another committee appointed by the Board to serve as the administrator for the Plan, which committee at all times consists of persons who are “outside directors” as that term is defined in the regulations promulgated under Section 162(m) of the Code.

(d) “Company” means Perficient, Inc.

(e) “Employer” means the Company and any entity that is a subsidiary or affiliate of the Company.

(f) “Participant” for a Performance Period means an officer or other key employee of an Employer who is designated by the Committee as a participant in the Plan for that Performance Period in accordance with Article III.

(g) “Performance Period” shall mean the fiscal year of the Company or such other period as the Committee may designate.

(h) “Plan” means the Perficient, Inc. Plan for Tax Deductible Executive Incentive Compensation.

(i) “Target Award” shall mean the maximum amount that may be paid to a Participant as incentive compensation for a Performance Period if certain performance criteria are achieved in the Performance Period.

2.2. Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
           Article III.  Eligibility And Participation

3.1 Eligibility.  The Participants in this Plan for any Performance Period shall be comprised of each employee of the Employer who is a “covered employee” for purposes of Section 162(m) of the Code, or who may be such a covered employee as of the end of a tax year for which the Employer would claim a tax deduction in connection with the payment of compensation to such employee, during such Performance Period and who is designated individually or by class to be a Participant for such Performance Period by the Committee not later than ninety days after the beginning of the Performance Period.

3.2 Participation.  Participation in the Plan will be determined annually by the Committee.

3.3 Termination of Approval.  The Committee may withdraw approval for a Participant’s participation at any time.  In the event of such withdrawal, the employee concerned will cease to be a Participant as of the date of such withdrawal.  A Participant who is withdrawn from participation under this Section will not receive any award under this Plan for the Performance Period.

Article IV.  Performance Criteria

4.1 Target Awards.  The Committee shall establish objective performance criteria for the Target Award of each Participant for each Performance Period in writing.  Such formula shall be based upon one or more of the following criteria, individually or in combination, as the Compensation Committee in its discretion shall determine: (a) earnings per share or adjusted earnings per share; (b) pre-tax or after-tax return on equity; (c) pre-tax or after-tax net income, as defined by the Committee; (d) business unit or departmental pre-tax or after-tax income; (e) book value per share; (f) market price per share; (g) relative  performance to peer group companies; (h) expense management;  (i) total return to stockholders, and (j) sales.  Such formula shall be sufficiently detailed and objective so that a third party having knowledge of the relevant performance results could calculate the incentive compensation to be paid to the Participant pursuant to such Target Award formula.

Such Target Award shall be established in writing by the Committee no later than ninety days after the beginning of such Performance Period (but no later than the time prescribed by Section 162(m) of the Code or the regulations thereunder in order for the level to be considered pre-established).

At the time it establishes the performance criteria for a Target Award, or at any time thereafter, in either case to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of the Target Award as performance-based compensation, the Committee may, in its discretion, provide for the manner in which performance will be measured against the performance criteria (or may adjust the performance criteria) to reflect the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

4.2 Payment of Incentive Compensation.  As a condition to the right of a Participant to receive any incentive compensation under this Plan, the Committee shall first be required to certify in writing, by resolution of the Committee or other appropriate action, the level of performance criteria on which the Target Award is based that were achieved for the applicable fiscal year, and that the incentive compensation amount of such Target Award has been accurately determined in accordance with the provisions of this Plan.  For this purpose, approved minutes of a meeting of the Committee in which the certification is made shall be treated as written certification.  Base salary is not subject to this Plan.

A Target Award may be paid in the form of cash, an award of Restricted Stock, Stock Units or other benefit under the Perficient, Inc. Second Amended and Restated 2012 Long Term Incentive Plan or any successor plan, or any other form of payment approved by the Committee; provided that the value of such payments at the time the payment, credit or award is made, does not exceed the dollar amount of the Target Award.

The Committee shall have the right to reduce the amount payable pursuant to a Target Award of a Participant in its sole discretion at any time and for any reason before the incentive compensation is payable to the Participant, based on such criteria as it shall determine.  Notwithstanding any contrary provision of this Plan, the Committee may not adjust upwards the amount payable pursuant to a Target Award subject to this Plan, nor may it waive the achievement of the performance criteria established pursuant to this Plan for the applicable Performance Period.

The Committee shall have the power to impose such other restrictions on Target Awards and incentive compensation subject to this Plan as it may deem necessary or appropriate to ensure that such awards and compensation satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code, the regulations promulgated thereunder, and any successors thereto.

4.3 Maximum Compensation.  The maximum incentive compensation amount payable under this Plan to a Participant for the 2017 fiscal year Performance Period shall be $2,000,000 (two million dollars).  Thereafter, the maximum incentive compensation amount for each subsequent fiscal year Performance Period shall be increased by 10% over the maximum incentive compensation amount for the immediately preceding fiscal year Performance Period.  If the Committee establishes a Performance Period that is longer than a single fiscal year, the maximum incentive compensation for such Performance Period shall be the sum of the amount of maximum incentive compensation that would have been payable for each fiscal year Performance Period included in such Performance Period.

Article V.  Rights Of Participation

5.1. Employment.  Nothing in this Plan will interfere with or limit in any way the right of the Employer to terminate a Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of an Employer.

5.2 Nontransferability.  No right or interest of any Participant in this Plan will be assignable or transferable or subject to any lien or encumbrance, whether directly or indirectly, by operation of law or otherwise, including without limitation execution, levy, garnishment, attachment, pledge, and bankruptcy.

5.3 No Funding.  Nothing contained in this Plan and no action taken hereunder will create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or beneficiary or any other person. Amounts due under this Plan at any time and from time to time will be paid from the general funds of the Company.  To the extent that any person acquires a right to receive payments hereunder, such right shall be that of an unsecured general creditor of the Company.

5.4 No Rights Prior to Award Approval.  No Participant will have any right to payment of incentive compensation pursuant to this Plan unless and until it has been determined and approved under Section 4.2.

Article VI.  Administration

6.1 Administration.  This Plan will be administered by the Committee according to any rules that it may establish from time to time that are not inconsistent with the provisions of the Plan.  It is intended that the awards under this Plan shall constitute qualified performance-based compensation under Section 162(m) of the Code and the Plan and all awards hereunder shall be administered, interpreted and construed accordingly.

6.2 Expenses of the Plan.  The expenses of administering the Plan will be borne by the Company.

Article VII.  Requirements Of Law

7.1 Governing Law.  The Plan will be construed in accordance with and governed by the laws of the State of Missouri.

7.2 Withholding Taxes.  The Company has the right to deduct from all payments under this Plan any federal, state, or local taxes required by law to be withheld with respect to such payments (and may withhold such greater amount as is permissible under applicable tax, legal, accounting and other guidance).

Article VIII.  Amendment and Termination

8.1 Amendment and Termination.  The Committee, in its sole and absolute discretion, may modify or amend any or all of the provisions of this Plan at any time and from time to time, without notice, and may suspend or terminate it entirely.

Article IX.  Stockholder Approval

9.1 Stockholder Approval.  This Plan shall be subject to approval by the affirmative vote of a majority of the shares cast in a separate vote of the stockholders of the Company at the 2017 Annual Meeting of Stockholders, and such stockholder approval shall be a condition to the right of a Participant to receive any incentive compensation hereunder.

PERFICIENT, INC.
555 MARYVILLE UNIVERSITY DRIVE
SUITE 600
ST. LOUIS, MO 63141
ATTN: HOLLIE STEVENSON

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VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
01 Jeffrey S. Davis	☐	☐	☐
02 Ralph C. Derrickson	☐	☐	☐
03 James R. Kackley	☐	☐	☐
04 David S. Lundeen	☐	☐	☐
05 Brian L. Matthews	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposal 2.	For	Against	Abstain
2. Proposal to approve, on an advisory basis, a resolution relating to the 2016 compensation of the named executive officers.	☐	☐	☐

The Board of Directors recommends you vote "1 YEAR" on proposal 3.	1 year	2 years	3 years	Abstain
3. Proposal to approve, on an advisory basis, the frequency of the future advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote "FOR" proposals 4, 5, 6 and 7.	For	Against	Abstain
4. Proposal to amend the Company's certificate of incorporation to increase the authorized Capital Stock of the Company.	☐	☐	☐
5. Proposal to approve the Second Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan.	☐	☐	☐
6. Proposal to approve the Perficient, Inc. Plan for Tax Deductible Executive Incentive Compensation.	☐	☐	☐
7. Proposal to ratify KPMG LLP as Perficient, Inc.'s independent registered public accounting firm for the 2017 fiscal year.	☐	☐	☐

NOTE: This proxy may be voted, in the discretion of the proxies, on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000332835_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is/are available at www.proxyvote.com

PERFICIENT, INC.
Annual Meeting of Stockholders
Wednesday, June 14, 2017 9:00 AM local time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jeffrey S. Davis and Paul E. Martin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Perficient, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held June 14, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES AND "FOR" ITEMS 2, 4, 5, 6 AND 7 AND "1 YEAR" FOR ITEM 3. SHOULD A NOMINEE FOR DIRECTOR BE UNABLE TO SERVE, THIS PROXY MAY BE VOTED FOR A SUBSTITUTE SELECTED BY THE BOARD OF DIRECTORS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Continued and to be signed on reverse side

0000332835_2 R1.0.1.15